Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-237145 and 333-237145-01

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 11, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated March 13, 2020)

Regency Centers, L.P.

$                             % Notes due

Guaranteed as to the Payment of Principal and Interest by

Regency Centers Corporation

Regency Centers, L.P. (the operating partnership through which Regency Centers Corporation conducts its operations) is offering $                 of         % Notes due             , which we refer to as the “notes”. Regency Centers, L.P. will pay interest on the notes on                  and                  of each year, beginning on                 , 2020.

The notes will mature on                 , 20    . The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem some or all of the notes at any time at a redemption price equal to the principal amount of the notes to be redeemed plus accrued but unpaid interest to the redemption date plus a Make-Whole Amount, if any. If the notes are redeemed on or after the applicable Par Call Date (as defined under the caption “Description of the Notes — Optional Redemption”) the redemption price will not include a Make-Whole Amount. The Make-Whole Amount will be equal to the excess, if any, of (1) the present value of the principal being redeemed and the interest we would have paid on the principal being redeemed to the applicable Par Call Date, determined using a discount rate of         % plus the average of the most recently published treasury rates for the maturity comparable to the notes being redeemed on the applicable Par Call Date over (2) the aggregate principal amount of notes being redeemed.

Regency Centers Corporation, the general partner of Regency Centers, L.P., will guarantee the payment of principal and interest on the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement as well as the risk factors included in our periodic reports for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)			Underwriting Discount			Proceeds before Expenses(1)
	Per Note		Total	Per Note		Total	Per Note		Total
Notes		%	$		%	$		%	$

(1)	Plus accrued interest, if settlement occurs after May , 2020.

The notes are a new issuance of securities with no established trading market. We do not intend to list the notes on any securities exchange.

We expect that delivery of the notes will be made to investors on or about May     , 2020 in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants.

Joint Book-Running Managers

Wells Fargo Securities	BofA Securities	J.P. Morgan

The date of this prospectus supplement is May     , 2020.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. We have not, and the underwriters have not, authorized anyone to give you any other information. We and the underwriters take no responsibility for any other information that others may give you. This prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement, the accompanying prospectus

S-i

and any related free writing prospectus issued by us constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is accurate on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us is delivered or securities are sold on a later date. Our business, financial condition, prospectus and results of operations may have changed since those respective dates.

When we say “we,” “our,” “us” or “Regency Centers,” we mean Regency Centers, L.P. When we say “Regency,” we mean Regency Centers Corporation, our general partner and its consolidated subsidiaries, except where we make it clear that we mean only the parent company. When we say “you,” without any further specification, we mean any party to whom this prospectus supplement is delivered, including a holder in street name.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order or (iii) are outside the United Kingdom (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons. This document may only be communicated to persons in the U.K. in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply to the issuer or the guarantor. Any person who is not a relevant person may not act or rely on this document or any of its contents.

Prohibition of sales to European Economic Area and UK retail investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the Prospectus Regulation.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We and our general partner are subject to the requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, and in accordance therewith, we file periodic reports, and our general partner files periodic reports and proxy and other information statements, with the Securities and Exchange Commission, referred to in this prospectus supplement as the SEC. Our SEC filings and the SEC filings of our general partner are available to the public from the SEC’s web site at www.sec.gov and our web site at www.regencycenters.com. Information on our web site is not incorporated by reference in this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement and the accompanying prospectus incorporate by reference information we and our general partner have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the notes (other than information in documents that is deemed not to be filed, including the portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	Combined annual report of Regency Centers Corporation and Regency Centers, L.P. on Form 10-K for the year ended December 31, 2019;

•	Proxy Statement on Schedule 14A for the year ended December 31, 2019, filed on March 13, 2020;

•	Combined quarterly report of Regency Centers Corporation and Regency Centers, L.P. on Form 10-Q for the quarter ended March 31, 2020;

•	Combined Current Reports of Regency Centers Corporation and Regency Centers, L.P. on Form 8-K, filed with the SEC on January 7, 2020 and March 30, 2020; and

•	Current Reports of Regency Centers Corporation on Form 8-K, filed with the SEC on January 24, 2020, April 30, 2020 and May 8, 2020.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Regency Centers Corporation

Attn: Capital Markets

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7727

FORWARD-LOOKING INFORMATION

Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Regency’s future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained, and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. Forward-looking statements are only as of the date they are made, and Regency undertakes no duty to update its forward-looking statements except as required by law. These risks and events include, without limitation:

Risk Factors Related to the COVID-19 Pandemic

•

Pandemics or other health crises may adversely affect our tenants’ financial condition, the profitability of our properties, our access to the capital markets and could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Risk Factors Related to the Retail Industry

•	Economic and market conditions may adversely affect the retail industry and consequently reduce our revenues and cash flow, and increase our operating expenses.

•	Shifts in retail sales and delivery methods between brick and mortar stores, e-commerce, home delivery, and curbside pick-up may adversely impact our revenues and cash flows.

•	Changing economic and detail market conditions in geographic areas where our properties are concentrated may reduce our revenues and cash flow.

•	Our success depends on the success and continued presence of our “anchor” tenants.

•	A significant percentage of our revenues are derived from smaller “shop space” tenants and our net income may be adversely impacted if our smaller shop tenants are not successful.

•	We may be unable to collect balances due from tenants in bankruptcy.

Risk Factors Related to Real Estate Investments and Operations

•	We are subject to numerous laws and regulations that may adversely affect our operations or expose us to liability.

•	Our real estate assets may decline in value and be subject to impairment losses which may reduce our net income.

•	We face risks associated with development, redevelopment and expansion of properties.

•	We face risks associated with the development of mixed-use commercial properties.

•	We face risks associated with the acquisition of properties.

•	We face risks if we expand into new markets.

•	We may be unable to sell properties when desired because of market conditions.

•

Certain of the properties in our portfolio are subject to ground leases; if we are unable to renew a ground lease, purchase the fee simple interest, or are found to be in breach of a ground lease, we may be adversely affected.

•	Climate change may adversely impact our properties directly and may lead to additional compliance obligations and costs as well as additional taxes and fees.

•	Geographic concentration of our properties makes our business more vulnerable to natural disasters, severe weather conditions and climate change.

•	An uninsured loss or a loss that exceeds the insurance coverage on our properties may subject us to loss of capital and revenue on those properties

•	Loss of our key personnel may adversely affect our business and operations.

•	We face competition from numerous sources, including other REITs and other real estate owners.

•	Costs of environmental remediation may reduce our cash flow available for distribution to stock and unit holders.

•	Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unexpected expenditures.

•

The unauthorized access, use, theft or destruction of tenant or employee personal, financial or other data or of Regency’s proprietary or confidential information stored in our information systems or by third parties on our behalf could impact our reputation and brand and expose us to potential liability and loss of revenues.

Risk Factors Related to Our Partnership and Joint Ventures

•	We do not have voting control over all of the properties owned in our co-investment partnerships and joint ventures, so we are unable to ensure that our objectives will be pursued.

•	The termination of our partnerships may adversely affect our cash flow, operating results, and our ability to make distributions to stock and unit holders.

Risk Factors Related to Funding Strategies and Capital Structure

•	Our ability to sell properties and fund acquisitions and developments may be adversely impacted by higher market capitalization rates and lower NOI at our properties which may dilute earnings.

•	We may acquire properties or portfolios of properties through tax-deferred contribution transactions, which may result in stockholder dilution and limit our ability to sell such assets.

•	We depend on external sources of capital, which may not be available in the future on favorable terms or at all.

•	Our debt financing may adversely affect our business and financial condition.

•	Covenants in our debt agreements may restrict our operating activities and adversely affect our financial condition.

•	Increases in interest rates would cause our borrowing costs to rise and negatively impact our results of operations.

•

Hedging activity may expose us to risks, including the risks that a counterparty will not perform and that the hedge will not perform and that the hedge will not yield the economic benefits we anticipate, which may adversely affect us.

•

The interest rates on our Unsecured Credit facilities as well as on our variable rate mortgages and interest rate swaps might change based on changes to the method in which LIBOR or its replacement rate is determined.

Risk Factors Related to our Company and the Market Price for Our Securities

•	Changes in economic and market conditions may adversely affect the market price of our securities.

•	There is no assurance that we will continue to pay dividends at historical rates.

•	Enhanced focus on corporate responsibility and sustainability, specifically related to environmental, social and governance matters, may impose additional costs and expose us to new risks.

Risk Factors Related to Laws and Regulations

•	If the Parent Company fails to qualify as a REIT for federal income tax purposes, it would be subject to federal income tax at regular corporate rates.

•	Recent changes to the U.S. tax laws may have a significant negative impact on the overall economy, our tenants, our investors, and our business.

•	Dividends paid by REITs generally do not qualify for reduced tax rates.

•	Certain foreign stockholders may be subject to U.S. federal income tax on gain recognized on a disposition of our common stock if we do not qualify as a “domestically controlled” REIT.

•	Legislative or other actions affecting REITs may have a negative effect on us.

•	Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

•	Restrictions on the ownership of the Parent Company’s capital stock to preserve its REIT status may delay or prevent a change in control.

•	The issuance of the Parent Company’s capital stock may delay or prevent a change in control.

REGENCY CENTERS, L.P. AND OUR GENERAL PARTNER

We are a limited partnership which owns, operates and develops retail shopping centers throughout the United States. We are the entity through which Regency Centers Corporation, our general partner, owns and operates its properties.

Regency Centers Corporation is a real estate investment trust whose common stock is traded on the NASDAQ Global Select Market under the symbol “REG”. As of March 31, 2020, Regency Centers Corporation owned approximately 99.6% of the units in Regency Centers, L.P. and the remaining limited units are owned by investors.

Regency Centers Corporation will unconditionally guarantee the payment of the notes. Regency Centers Corporation is also a guarantor of Regency Centers, L.P.’s:

•	$265 million term loan, maturing on January 5, 2022;

•	$1.25 billion unsecured line of credit, maturing on March 23, 2022;

•	$250 million 3.75% notes due June 15, 2024;

•	$250 million 3.90% notes due November 1, 2025;

•	$525 million 3.60% notes due February 1, 2027;

•	$300 million 4.125% notes due March 15, 2028;

•	$425 million 2.95% notes due September 15, 2029;

•	$425 million 4.40% notes due February 1, 2047; and

•	$300 million 4.650% notes due March 15, 2049.

In connection with the merger with Equity One, Regency Centers Corporation succeeded to $500 million in debt of Equity One, Inc. Regency Centers, L.P. became a co-obligor or guarantor with Regency Centers Corporation with respect to such indebtedness. The $500 million in debt consists of:

•	$300 million 3.75% notes due November 15, 2022;

•	$100 million 3.81% notes due May 11, 2026; and

•	$100 million 3.91% notes due August 11, 2026.

THE OFFERING

Issuer:	Regency Centers, L.P.

Securities:	$ aggregate principal amount of % Notes due (the “notes”).

Guarantee:	Regency Centers Corporation, the general partner of Regency Centers, L.P., will guarantee the payment of principal and interest on the notes.

Maturity:	, 20 .

Interest Payment Dates:	We will pay interest on the notes on and of each year, beginning on , 2020.

Ranking:	The notes will be unsecured and unsubordinated debt of Regency Centers, L.P. and will rank on a parity with all our existing and future unsecured and unsubordinated debt.

Use of Proceeds:	We estimate that the net proceeds of this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, will be approximately $ million. We plan to use net proceeds from the offering to increase liquidity, reduce the outstanding balance on our line of credit, and for general corporate purposes, which may include the future repayment of a portion of our outstanding debt. Prior to using any of the net proceeds, we may invest the net proceeds in certificates of deposit, interest-bearing short-term investment grade securities or money-market accounts. See “Use of Proceeds” in this prospectus supplement.

Optional Redemption	We may redeem some or all of the notes at any time at a redemption price equal to the principal amount of the notes to be redeemed plus accrued but unpaid interest to the redemption date plus a Make-Whole Amount, if any. If the notes are redeemed on or after the applicable Par Call Date (as defined under the caption “Description of the Notes — Optional Redemption”) the redemption price will not include a Make-Whole Amount. The Make-Whole Amount will be equal to the excess, if any, of (1) the present value of the principal being redeemed and the interest we would have paid on the principal being redeemed to the applicable Par Call Date, determined using a discount rate of % plus the average of the most recently published treasury rates for the maturity comparable to the notes being redeemed on the applicable Par Call Date over (2) the aggregate principal amount of notes being redeemed. See “Description of the Notes — Optional Redemption” in this prospectus supplement.

Certain Covenants	The indenture pursuant to which the notes will be issued contains covenants that, among other things, limit our ability to incur indebtedness. See “Description of the Notes — Covenants” on page S-15 and “Description of Debt Securities of Regency Centers, L.P. — Covenants” in the accompanying prospectus.

Trustee, Registrar and Paying Agent	U.S. Bank National Association.

No Public Trading; Market Listing	We do not intend to list the notes on any securities exchange or automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and any market-making with respect to the notes may be discontinued without notice. Accordingly, we cannot assure you that a liquid market for the notes will be maintained.

RISK FACTORS

Investment in the notes offered hereby will involve certain risks. You should read the risk factors set forth below and in our combined Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and supplemented in documents subsequently filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus.

In consultation with your own financial and legal advisors, you should carefully consider the information included in this prospectus supplement and the accompanying prospectus together with the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the notes offered hereby is suitable for you.

The ongoing coronavirus (COVID-19) pandemic and measures intended to prevent its spread could have a material adverse effect on our business, results of operations, cash flows and financial condition.

The ongoing coronavirus (COVID-19) pandemic has led governments and other authorities in the United States and around the world to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. The profitability of our properties depends, in part, on the willingness and the ability of customers to visit our tenants’ businesses and many of our tenants have closed or significantly curtailed operations as a result of shelter-in-place orders. The impact of the COVID-19 pandemic and measures to prevent its spread negatively impact our business in a number of ways, including our tenants’ ability or willingness to pay rents and the demand for tenant space within the markets we operate. We are restructuring certain tenants’ rent obligations, which may not be on terms as favorable to us as those currently in place. In the event of nonpayment, default or bankruptcy, we may incur costs in protecting our investment and re-leasing our property. Additionally, local and national authorities may expand or extend certain measures imposing restrictions on our ability to enforce tenants’ contractual rental obligations. The COVID-19 pandemic has also caused, and is likely to continue to cause, severe economic, market and other disruptions worldwide. We cannot assure you conditions will not continue to deteriorate as a result of the pandemic. In addition, the deterioration of global economic conditions as a result of the pandemic may ultimately decrease tenant occupancy levels and pricing across our properties as shopping center customers reduce or defer their spending.

The extent of the COVID-19 pandemic’s effect on our profitability and financial performance will depend on future developments including the duration, spread and intensity of the outbreak, as well as whether the outbreak returns periodically, all of which are uncertain and difficult to predict. Due to the speed with which the situation is developing, we are not able at this time to estimate the effect of these factors on our business, but the adverse impact on our business, results of operations, financial condition and cash flows could be material. Moreover, many of the risks described in the risk factors set forth in our 2019 Annual Report on Form 10-K and in our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2020 may be more likely to impact us as a result of the COVID-19 pandemic and the responses to curb its spread.

Effective subordination of the notes may reduce amounts available for payment of the notes.

The notes will be unsecured and unsubordinated debt of Regency Centers, L.P. The holders of secured debt may foreclose on our assets securing our debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt. The holders of secured debt also would have priority over unsecured creditors in the event of our liquidation. The indenture for the notes permits us to enter into additional mortgages and incur secured debt if the conditions specified in the indenture are met. See “Description of Debt Securities of Regency Centers, L.P. — Covenants”. In the event of our bankruptcy, liquidation or similar proceeding, the holders of our secured debt will be entitled to proceed against their collateral, and that collateral will not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively subordinated to our secured debt.

We own many of our properties through subsidiaries or joint ventures. The secured and then the unsecured creditors of any subsidiary or joint venture will have priority over us in the event of any liquidation. As a result, the notes will be effectively subordinated to the claims of all the creditors of our subsidiaries and joint ventures as well as to our own secured debt.

The guarantee of the notes by our general partner is an unsecured obligation of our general partner which ranks equally with our general partner’s other unsecured and unsubordinated debt and would be effectively subordinated to the secured debt of our general partner, if any such debt should be issued.

There may be no public market for the notes.

We do not intend to apply for listing of the notes on any securities exchange. The underwriters have advised us that they presently intend to make a market in the notes. The underwriters are not obligated, however, to make a market in the notes, and may discontinue any such market-making at any time at their sole discretion. In addition, any market-making activity will be subject to the limits imposed by securities laws. Accordingly, we cannot assure you as to:

•	the liquidity or sustainability of any market for the notes;

•	your ability to sell the notes; or

•	the price at which you would be able to sell your notes.

If a market for the notes does exist, it is possible that you will not be able to sell your notes at a particular time or that the price that you receive when you sell will be favorable. It is also possible that any trading market that does exist for the notes will not be liquid. The liquidity of any market for the notes will depend upon various factors, including:

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes;

•	the overall market for debt securities;

•	our financial performance and prospects; and

•	the prospects for companies in our industry generally.

Accordingly, we cannot assure you that an active trading market will develop for the notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates and other factors, including those listed above.

A highly leveraged transaction or change in control may adversely affect the creditworthiness of the notes.

The indenture for the notes contains provisions that are intended to protect holders of the notes against adverse effects on the creditworthiness of the notes in the event of a highly leveraged transaction or a significant corporate transaction (such as the acquisition of securities, merger, the sale of assets or otherwise) involving us or our general partner. However, the indenture does not contain provisions that protect holders of notes against adverse effects of a change in control, such as the sale of the stock of our general partner or the election of new directors who are not nominated by its current board of directors. There can be no assurance that we or our general partner will not enter into this type of transaction and adversely affect our ability to meet our obligations under the notes or our general partner’s obligation under the guarantee.

Moreover, a significant corporate transaction such as an acquisition which complies with the indenture provisions could adversely affect the creditworthiness of the notes.

We may issue additional notes.

Under the terms of the indenture for the notes, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional debt securities ranking equally and ratably with the notes (other than the original issuance date, the public offering price and, under certain circumstances, the initial interest payment date), so that such additional debt securities will be consolidated and form a single series with the notes so long as any such additional debt securities are fungible with the original notes of that series for U.S. federal income tax purposes.

Our credit ratings may not reflect all risks of your investment in the notes.

We expect that the notes will be rated by at least one nationally recognized statistical rating organization. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of the rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, will be approximately $                million.

We plan to use net proceeds from the offering to increase liquidity, reduce the outstanding balance on our line of credit, and for general corporate purposes, which may include the future repayment of a portion of our outstanding debt. Prior to using any of the net proceeds, we may invest the net proceeds in certificates of deposit, interest-bearing short-term investment grade securities or money-market accounts.

CAPITALIZATION

The following table sets forth our total capitalization as of March 31, 2020:

•	on a historical basis; and

•	on an adjusted basis to give effect to the application of the net proceeds as described under “Use of Proceeds” in this prospectus supplement.

The capitalization table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2020
	Historical	As Adjusted
Debt:
Notes payable	$3,445,400	$
Unsecured credit facilities	969,457
Notes offered hereby	—

Total debt	4,414,857
Partners’ capital:
Operating partnership units	6,261,697
Accumulated other comprehensive income (loss)	(25,531)

Total partners’ capital	6,236,166

Limited partners’ interest in consolidated partnerships	39,069

Total noncontrolling interests	39,069

Total capitalization	$10,690,092

DESCRIPTION OF THE NOTES

We will issue the notes as debt securities under an indenture, dated as of December 5, 2001, as supplemented by the First Supplemental Indenture, dated as of June 5, 2007 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of June 2, 2010 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of August 17, 2015 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of January 26, 2017 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture, dated as of March 6, 2019 (the “Fifth Supplemental Indenture”) and the Sixth Supplemental Indenture to be dated as of May    , 2020 (the “Sixth Supplemental Indenture”), each among ourselves, Regency Centers Corporation, our general partner, and U.S. Bank National Association, as trustee. When we refer to the indenture, we include all applicable supplements and amendments to the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description of the specific terms of the notes being offered hereby supplements, and, to the extent inconsistent, replaces, the description of the general terms and provisions of the notes described in the accompanying prospectus under “Description of the Debt Securities of Regency Centers, L.P.” beginning on page 4. The summary in the accompanying prospectus under “Description of the Debt Securities of Regency Centers, L.P.,” as supplemented by the following, sets forth the material terms and provisions of the notes and the indenture, First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture, Fourth Supplemental Indenture, Fifth Supplemental Indenture and Sixth Supplemental Indenture governing the notes. Capitalized terms not otherwise defined in this section have the meanings given to them in the notes and in the indenture.

General

The notes will be:

•	unsecured and unsubordinated debt of Regency Centers, L.P. and will rank on a parity with all our existing and future unsecured and unsubordinated debt;

•	guaranteed as to the payment of principal and interest by Regency Centers Corporation;

•	effectively subordinated to the prior claims of creditors under any secured debt we incur in the future and effectively subordinated to all liabilities of our subsidiaries; and

•	issued in book-entry form only.

We may from time to time, without the consent of existing holders, create and issue further notes having the same terms and conditions as the notes being offered hereby in all respects, except for the issue date, the public offering price and, if applicable, the first interest payment on the notes. Additional notes of that series issued in this manner will be consolidated, and will form a single series, with the previously outstanding notes of that series of like tenor.

Except as described under “Description of the Debt Securities of Regency Centers, L.P. — Merger, Consolidation or Sale” and “— Covenants” in the accompanying prospectus and “— Covenants” below, the indenture does not contain any other provisions that would afford holders of the notes protection in the event of:

•	a highly leveraged or similar transaction involving us or any affiliate of us;

•	a change of control; or

•	a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes.

Subject to limitations set forth under “— Covenants” below or under “Description of the Debt Securities of Regency Centers, L.P. — Merger, Consolidation or Sale” and “— Covenants” in the accompanying prospectus, we may enter into transactions such as the sale of all or substantially all of our assets or a merger or consolidation that would increase the amount of our debt or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our debt, including the notes. We have no present intention of engaging in a highly leveraged or similar transaction.

The notes are not subject to repayment at the option of the holders thereof. In addition, the notes will not be entitled to the benefit of any sinking fund.

Principal, Maturity and Interest

We initially will issue $                 aggregate principal amount of the notes. We will issue the notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on                 , but are subject to redemption at our option (as described below).

Interest on the notes will accrue at the rate of         % per annum. Interest on the notes will be payable semi-annually in arrears on                  and                 , commencing                 , 2020. We will make each interest payment to the holders of record of the notes on the immediately preceding                  and                 .

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date or the maturity date falls on a day that is not a business day, the payment due on that interest payment date, redemption date or the maturity date will be made on the next business day, and without any interest or other payment in respect of such delay.

Optional Redemption

We may at any time redeem the notes, in whole or in part, at a redemption price equal to (1) the principal amount thereof, plus accrued and unpaid interest to the redemption date, and (2) the Make-Whole Amount (as defined below), if any.

If the notes are redeemed on or after the applicable Par Call Date (as defined below), the redemption price will not include a Make-Whole Amount.

If notice has been given as provided in the indenture and funds for the redemption of any notes called for redemption have been irrevocably set aside on the redemption date referred to in the notice, such notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such notes will be to receive payment of the redemption price.

We will give notice of any optional redemption to holders, at their registered addresses, at least 15 and not more than 60 days before the date fixed for redemption for the notes. The notice of redemption will specify, among other things, the redemption price and the principal amount of the notes to be redeemed. If less than all of the notes are to be redeemed, the trustee shall select which notes are to be redeemed in a manner it deems fair and appropriate.

As used above:

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any notes of series, the excess, if any, of

•

the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar to the applicable Par Call Date, determined by discounting, on a semi-annual basis, such principal and interest at the applicable Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over

•	the aggregate principal amount of the notes being redeemed or paid.

“Par Call Date” means                 , 20    .

“Reinvestment Rate” means         % plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the notes (assuming that the notes matured on the applicable Par Call Date), as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15” or any comparable online data source or publication which is made available by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such Statistical Release is not published at the time of any determination under the indenture, then such other reasonably comparable index which shall be designated by us.

Covenants

The indenture contains various covenants. See “Description of the Notes — Covenants” on page S-15 of this prospectus supplement and “Description of the Debt Securities of Regency Centers, L.P. — Covenants” beginning on page 9 and “— Events of Default” beginning on page 14, each in the accompanying prospectus. Except as explained below or as may be provided in any supplemental indenture, the covenants contained in the indenture will apply to the notes.

Upon issuance of the notes, we will enter into the Sixth Supplemental Indenture with U.S. Bank National Association, as trustee thereunder. The Sixth Supplemental Indenture will contain covenants that apply to the notes as well as any other notes issued from and after May     , 2020 (other than any notes that are part of a series that was initially issued prior to May     , 2020). With regard to such notes issued from and after May     , 2020, and not any other notes previously issued under the indenture (including any notes issued from and after May    , 2020 that are part of a series that was initially issued prior to May     , 2020), the Sixth Supplemental Indenture replaces the definitions of “Indebtedness”, “Stabilized Property Value” and “Total Assets” with the definitions provided below, as well as modifies Section 5.1(f) of the indenture as it relates to Events of Default — Cross Default. These definitions are used in the covenant regarding our Limitations on Incurrence of Indebtedness.

“Indebtedness” means any indebtedness of the Regency Centers or any subsidiary, whether or not contingent, in respect of (i) borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments, (ii) borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments secured by any Encumbrance existing on property owned by Regency Centers or any subsidiary, (iii) reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations under any title retention agreement, (iv) the amount of all obligations of Regency Centers or any subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, and (v) any lease of property by Regency Centers or any subsidiary as lessee which is reflected on our consolidated balance sheet as a financing lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (i) through (iv) above, that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of Regency Centers or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than Regency Centers or any subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by Regency Centers or any subsidiary whenever Regency Centers or any subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof). In the case of (v) above, Indebtedness excludes operating lease liabilities on our consolidated balance sheet in accordance with GAAP.

“Stabilized Property Value” means, as of any date, the aggregate sum of all Property EBITDA for each property of Regency Centers or any subsidiary for the prior four quarters and capitalized at the applicable Capitalization Rate; provided, however, that if the value of a particular property calculated pursuant to this clause is less than the undepreciated book value of such property determined in accordance with GAAP, such undepreciated book value shall be used in lieu thereof with respect to such property. The undepreciated book of value of a property for purposes of this definition shall not include right of use assets associated with an operating lease in accordance with GAAP.

“Total Assets” as of any date means the sum of: (i) for Stabilized Properties, Stabilized Property Value; and (ii) for all other assets of Regency Centers and its subsidiaries, undepreciated book value determined in accordance with GAAP, provided, however, that undepreciated book value shall not include the right of use assets associated with an operating lease in accordance with GAAP.

In addition, the Sixth Supplemental Indenture modifies Section 5.1(f) of the indenture — Events of Default — Cross Default as follows:

(f)    a default or defaults under any bond(s), debenture(s), note(s) or other evidence(s) of Indebtedness by us or Regency under any mortgage(s), indenture(s) or instrument(s) under which there may be issued or by which there may be secured or evidenced any Indebtedness of such type by us or Regency with a principal amount then outstanding, individually or in the aggregate, in excess of $50 million, whether such Indebtedness now exists or shall hereafter be created, which default or defaults shall constitute a failure to pay any portion of the principal of such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; provided, however, that for so long as any of the Securities issued pursuant to any supplemental indenture to the Indenture that preceded the Sixth Supplemental Indenture are outstanding, the reference to $50 million in this paragraph is replaced by $10 million; or

ADDITIONAL MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This summary supplements (and supersedes to the extent inconsistent therewith) the discussion contained under the caption “Certain Material Federal Income Tax Considerations” in the accompanying prospectus and should be read in conjunction therewith. Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of notes, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

New Tax Legislation Enacted March 27, 2020

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security, or CARES, Act was signed into law. Among other changes, the CARES Act modifies certain provisions of the tax legislation commonly referred to as the Tax Cuts and Jobs Act that was enacted on December 22, 2017. Under certain provisions of the CARES Act, net operating losses arising in taxable years beginning after December 31, 2017 and before January 1, 2021 may generally be carried back up to five taxable years preceding the tax year of such loss. However, this change under the CARES Act does not apply to REITs, so that net operating losses of a REIT may not be carried back to any previous taxable year. The treatment of net operating losses arising in taxable years beginning after December 31, 2020 is not affected by the CARES Act, and such losses may not be carried back to any prior taxable year. In addition, for taxable years beginning after December 31, 2017, the Tax Cuts and Jobs Act had limited the deduction for net operating losses to 80% of current year taxable income. The CARES Act temporarily suspends this 80% limitation for taxable years beginning before January 1, 2021. Additionally, Section 163(j) of the Code, as amended by the Tax Cuts and Jobs Act, limited the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. The CARES Act increases the maximum amount of interest expense that may be deducted to 50% of adjusted taxable income for taxable years beginning in 2019 or 2020. The impact of these provisions is unclear at this time.

UNDERWRITING

Wells Fargo Securities, LLC, acting as representative of each of the underwriters named below, has entered into an underwriting agreement with respect to the notes and the guarantees with Regency Centers, L.P. and Regency Centers Corporation. Subject to certain conditions, we have agreed to sell and the underwriters have agreed, severally and not jointly, to purchase the principal amount of notes indicated in the following table.

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$
J.P. Morgan Securities LLC
BofA Securities, Inc.

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to         % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to         % of the principal amount of the notes. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. Regency Centers, L.P. has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Regency Centers, L.P. estimates that the total expenses of this offering, excluding the underwriting discount, will be approximately $                . The total expenses of the offering will be payable by us.

Regency Centers, L.P. and Regency Centers Corporation have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge, and certain other of these underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of the underwriters are lenders under our line of credit.

Prohibition of sales to European Economic Area and UK retail investors

Each underwriter has represented and agreed, and each further underwriter will be required to represent and agree that it has not offered, sold or otherwise made available to and will not offer, sell or otherwise make available any Notes to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Arab Emirates

The offering of the notes has not been approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (“SCA”), the Dubai Financial Services Authority (“DFSA”) or any other relevant licensing authorities in the UAE, and the notes may not be offered to the public in the UAE (including the DIFC). This prospectus supplement is being issued to a limited number of institutional and individual investors: (a) who meet the criteria of a “Qualified Investor” as defined in the SCA Board of Directors Decision No. 3R.M. of 2017 (but excluding subparagraph 1(d) in the “Qualified Investor” definition relating to natural persons); (b) upon their request and confirmation that they understand that the notes have not been approved or licensed by or registered with the UAE Central Bank, the SCA, DFSA or any other relevant licensing authorities or governmental agencies in the UAE; and (c) upon their confirmation that they understand that the prospectus supplement must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan through a public offering or in any offering that requires registration, filing or approval of the Financial Supervisory Commission of Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority’s rulings thereunder.

Notice to Prospective Investors in Switzerland

We have not been licensed for distribution to non-qualified investors by the Swiss Financial Market Supervisory Authority FINMA (the “FINMA”) as a foreign collective investment scheme pursuant to Article 120(1) of the Swiss Collective Investment Schemes Act of June 23, 2006, as amended (the “CISA”) and no representative or paying agent in Switzerland has been appointed pursuant to Article 120(4) of the CISA. Accordingly, the notes may only be offered, advertised or otherwise distributed, directly or indirectly, in or from Switzerland, and this offering circular and any other marketing or offering documents relating to us may only be distributed in or from Switzerland, (A) to financial intermediaries that are subject to prudential supervision as defined in Article 10(3)(a) of the CISA or insurance institutions that are subject to prudential supervision as defined in Article 10(3)(b) of the CISA and/or (B) in any other manner that does not constitute a distribution (Vertrieb/distribution/distribuzione) within the meaning of Article 3 of the CISA, its implementing ordinance and guidelines. The notes will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This offering circular has been prepared without regard to the disclosure standards for issuance of prospectuses under the CISA, Article 652a or 1156 of the Swiss Code of Obligations or the listing rules of the SIX or any other exchange or regulated trading facility in Switzerland. Neither this offering circular nor any other offering or marketing material relating to us or the notes has been or will be filed with, or approved by, any Swiss regulatory authority. Investors in the notes do not benefit from the specific investor protection provided by the CISA and the supervision by the FINMA in connection with the licensing for distribution or the appointment of a representative and a paying agent in Switzerland.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order or (iii) are outside the United Kingdom (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons. This document may only be communicated to persons in the U.K. in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply to the issuer or the guarantor. Any person who is not a relevant person may not act or rely on this document or any of its contents.

CONFLICTS OF INTEREST

Because affiliates of Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and BofA Securities, Inc., are lenders under our $1.25 billion line of credit and are expected to receive more than 5% of the net proceeds of this offering when such indebtedness is repaid, such underwriters have a ‘‘conflict of interest’’ as defined under Rule 5121(f)(5)(C)(i) of FINRA. No underwriter having a Rule 5121 conflict of interest will be permitted by that Rule to confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

VALIDITY OF NOTES

The validity of the notes offered hereby and the guarantees will be passed upon for Regency Centers, L.P. and Regency Centers Corporation by Foley & Lardner LLP, Jacksonville, Florida. The validity of the notes offered hereby and the guarantees will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Regency Centers Corporation and Regency Centers, L.P. as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to a change in the accounting for leases.

PROSPECTUS

REGENCY CENTERS CORPORATION

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Units

Guarantees

REGENCY CENTERS, L.P.

Warrants

Debt Securities

Regency Centers Corporation, a Florida corporation, may from time to time offer and sell common stock, preferred stock, depositary shares, warrants and purchase contracts, and units that include any of these securities. The preferred stock, depositary shares, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities. Regency Centers Corporation’s common stock is listed on The NASDAQ Global Select Market under the symbol “REG.”

Regency Centers, L.P., a Delaware limited partnership, may from time to time offer and sell unsecured debt securities and warrants to purchase debt securities. The debt securities of Regency Centers, L.P. may be convertible into common or preferred shares of Regency Centers Corporation, the general partner of Regency Centers, L.P., and the payment of principal, premium, if any, and interest on the debt securities will be fully and unconditionally guaranteed by Regency Centers Corporation.

We will provide the amount, price and terms of the securities and the specific manner in which they may be offered in a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. This prospectus may be used to offer and sell any of the securities for the account of persons other than us as provided in an applicable prospectus supplement.

If any agents, underwriters or dealers are involved in the sale of the securities, we will include the names of the agents, underwriters or dealers and their commissions or discounts and the net proceeds we will receive from the sale in a prospectus supplement.

This prospectus also relates to the issuance of 1,894,845 shares of Regency Centers Corporation’s common stock issuable upon the physical settlement of Regency Centers Corporation’s forward master confirmation, dated May 17, 2017 and as amended on November 13, 2018 and as supplemented on September 11, 2019, by and between Regency and each of JPMorgan Chase Bank, National Association and Bank of America, N.A. (as described herein under the heading “Description of the Securities that may be Offered by Regency Centers Corporation—Description of Common Stock of Regency Centers Corporation—Forward Master Confirmation”). Such shares of common stock were registered under Regency Centers Corporation’s prior Registration Statement on Form S-3 ASR (Registration No. 333-217081) filed with the Securities and Exchange Commission on March 31, 2017 (the “Prior Registration Statement”).

This prospectus may not be used for the sale of securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you decide to invest.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2. You should also refer to the risk factors included in our periodic reports and in prospectus supplements relating to specific offerings that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 13, 2020.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date.

Pursuant to Rule 429(a) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in this registration statement is a combined prospectus also relating to 1,894,845 shares of Regency Centers Corporation’s common stock issuable upon the physical settlement of Regency Centers Corporation’s forward master confirmation dated May 17, 2017 and as amended on November 13, 2018 and as supplemented on September 11, 2019, by and between Regency and each of JPMorgan Chase Bank, National Association and Bank of America, N.A. (the “Forward Master Confirmation”). Pursuant to Rule 429(b), this registration statement, upon effectiveness, also constitutes the Prior Registration Statement, which post-effective amendment to the Prior Registration Statement shall hereafter become effective concurrently with the effectiveness of this registration statement.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus sets forth certain terms of the securities that we may offer.

Each time we offer securities, we will attach a prospectus supplement to this prospectus. The prospectus supplement will contain the specific description of the securities we are then offering and the terms of the offering. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus.

It is important for you to read and consider all information contained in this prospectus and the applicable prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” in this prospectus.

Unless otherwise indicated or unless the context requires otherwise, all reference in this prospectus to “we,” “us,” or “our” mean Regency Centers Corporation, Regency Centers, L.P. and our respective subsidiaries.

FORWARD-LOOKING INFORMATION

The statements contained or incorporated by reference in this prospectus that are not historical facts are forward-looking statements and, with respect to Regency Centers Corporation, within Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “should” and similar expressions are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors, including those identified under the caption “Risk Factors” in this prospectus, any prospectus supplement and in the periodic reports that we file with the SEC, that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such factors may include:

•	changes in national and local economic conditions;

•	financial difficulties of tenants;

•	competitive market conditions, including timing and pricing of acquisitions and sales of properties and out-parcels;

•	changes in leasing activity and market rents;

•	timing of development starts;

•	meeting development schedules;

•	our inability to exercise voting control over the co-investment partnerships through which we own or develop many of our properties;

•	consequences of any armed conflict or terrorist attack against the United States; and

•	the ability to obtain governmental approvals.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these items are beyond our ability to control or predict. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus or, if applicable, the date of the applicable document incorporated by reference.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

You should carefully consider the specific risks set forth below and under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our most recent annual report on Form 10-K, incorporated into this prospectus and the accompanying prospectus supplement by reference, as updated by our subsequent filings under the Exchange Act, as amended. You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus and the accompanying prospectus supplement before investing in any securities offered by this prospectus or an accompanying prospectus supplement. For more information, see “Where You Can Find More Information.”

Pandemics or other health crises may adversely affect our tenants’ financial condition and the profitability of our properties.

Pandemics or other health crises may adversely affect our tenants’ financial condition and the profitability of our properties. Our business could be materially and adversely affected by the risks, or the public perception of the risks, related to a pandemic or other health crisis, such as H1N1, SARS and the recent outbreak of the coronavirus (COVID-19). The profitability of our properties depends, in part, on the willingness of customers to visit our tenants’ businesses. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could cause individuals to avoid our properties, which could adversely affect foot traffic to our tenants’ businesses and our tenants’ ability to adequately staff their businesses. In addition, health crises far from our properties could still adversely impact us by disrupting our tenants’ supply chains and causing delays or cancellations of our tenants’ supplies and inventory. Such events could adversely impact tenants’ sales and/or cause the temporary closure of our tenants’ businesses, which could severely disrupt their operations and have a material adverse effect on our business, financial condition and results of operations. In addition, our ability to successfully start or complete tenant buildouts, new ground up development or redevelopment of existing properties may be adversely impacted by similar disruption to our supply chain with respect to sourcing materials for construction as well as creating labor shortages for our construction needs including obtaining governmental permits. Such adverse impact to our supply chain could have a material adverse effect on our business, financial condition and results of operation.

REGENCY CENTERS CORPORATION AND REGENCY CENTERS, L.P.

Regency Centers Corporation is a real estate investment trust (“REIT”) and the general partner of Regency Centers, L.P. Regency Centers Corporation invests in and operates a portfolio of primarily grocery-anchored community and neighborhood shopping centers through Regency Centers, L.P. As the sole general partner of Regency Centers, L.P., Regency Centers Corporation has exclusive control of the Regency Centers, L.P.’s day-to-day management. All of Regency Centers Corporation’s operating, investing and financing activities, including the issuance of common or preferred partnership units, are generally executed by Regency Centers, L.P., its wholly-owned subsidiaries and its investments in co-investment partnerships with third party investors. As of December 31, 2019, Regency Centers Corporation owned approximately 99.6% of the units in Regency Centers, L.P. and the remaining limited units are owned by investors. Regency Centers Corporation’s common stock is traded on The NASDAQ Global Select Market under the symbol “REG.”

Regency Centers, L.P. is a limited partnership through which Regency Centers Corporation, its general partner, owns and operates its properties. Regency Centers Corporation will unconditionally guarantee the payment of the debt securities issued by Regency Centers, L.P. Regency Centers Corporation is also a guarantor of Regency Centers, L.P.’s:

•	$1.25 billion unsecured line of credit,

•	$265 million term loan maturing on January 5, 2022,

•	$250 million 3.75% notes due June 15, 2024;

•	$250 million 3.90% notes due November 1, 2025;

•	$525 million 3.60% notes due February 1, 2027;

•	$300 million 4.125% notes due March 15, 2028;

•	$425 million 2.95% notes due September 15, 2029;

•	$425 million 4.4% notes due February 1, 2047; and

•	$300 million 4.65% notes due March 15, 2049.

In connection with the merger with Equity One, Inc., Regency Centers Corporation succeeded to $500 million in debt of Equity One, Inc. Regency Centers, L.P. became a co-obligor or guarantor with Regency Centers Corporation with respect to such indebtedness. The $500 million in debt consists of:

•	$300 million 3.75% notes due November 15, 2022;

•	$100 million 3.81% notes due May 11, 2026; and

•	$100 million 3.91% notes due August 11, 2026.

Our principal executive offices are located at One Independent Drive, Suite 114, Jacksonville, Florida 32202, and our telephone number is (904) 598-7000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to you at the SEC’s website at www.sec.gov.

We maintain a website at www.regencycenters.com. Information on our website is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, between the date of the initial registration statement and prior to effectiveness of the registration statement and the following documents:

•	Combined annual report of Regency Centers Corporation and Regency Centers, L.P. on Form 10-K for the year ended December 31, 2019, filed on February 18, 2020;

•	Combined Current Reports of Regency Centers Corporation and Regency Centers, L.P. on Form 8-K filed on January 7, 2020;

•	Proxy Statement on Schedule 14A for the year ended December 31, 2019, filed on March 13, 2020;

•	Current Report of Regency Centers Corporation on Form 8-K, filed with the SEC on January 24, 2020; and

•

The description of Regency Centers Corporation’s common stock which is contained in the registration statement on Form 8-A filed on August 30, 1993, and declared effective on October 29, 1993, including amendments or reports filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Regency Centers Corporation

Attn: Capital Markets

One Independent Drive, Suite 114

Jacksonville, FL 32202

(904) 598-7727

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, which may include the repayment of outstanding indebtedness, the expansion and improvement of properties in our portfolio, development costs for new centers and the acquisition of shopping centers as suitable opportunities arise.

We will not receive proceeds from any sales of securities by the account of persons other than us.

GENERAL DESCRIPTION OF SECURITIES

We, directly or through one or more underwriters, dealers and agents designated from time to time, or directly to purchasers, or through a combination of these methods, may offer, issue and sell, together or separately, in one or more offerings, the following securities:

•	unsecured debt securities, in one or more series;

•	shares of our preferred stock, in one or more series;

•	shares of our common stock;

•	depositary shares representing entitlement to all rights and preferences of fractions of shares of preferred stock of a specified series and represented by depositary receipts;

•	warrants to purchase debt securities, shares of our common stock or preferred stock or depositary shares;

•	purchase contracts; or

•	any combination of the securities listed above, either individually or as units consisting of one or more of the securities listed above, each on terms to be determined at the time of sale.

We may issue the debt securities as exchangeable for and/or convertible into shares of common stock, preferred stock and/or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock, or other securities. The debt securities, preferred stock, common stock, depositary shares, warrants, purchase contracts and units are collectively referred to in this prospectus as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

DESCRIPTION OF THE SECURITIES THAT MAY BE OFFERED BY REGENCY CENTERS, L.P.

Please note that in this section, references to “we,” “our” and “us” refer only to Regency Centers, L.P. and not Regency Centers Corporation or its subsidiaries unless the context requires otherwise. References in this section to the “guarantor” refer only to Regency Centers Corporation.

Description of Debt Securities of Regency Centers, L.P.

This prospectus describes general terms of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus. We will also indicate in the supplement whether the general terms described in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should read both the applicable prospectus supplement and the following description.

The debt securities will be issued under an indenture, dated as of December 5, 2001, as supplemented by the First Supplemental Indenture, dated as of June 5, 2007, the Second Supplemental Indenture, dated as of June 2, 2010, the Third Supplemental Indenture dated as of August 17, 2015, the Fourth Supplemental Indenture, dated as of January 26, 2017 and the Fifth Supplemental Indenture dated as of March 6, 2019, among ourselves, our general partner and U.S. Bank National Association, as trustee. When we refer to the indenture, we include all supplements and amendments to the indenture. We have summarized select portions of the indenture below. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement. You should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indenture. The indenture is governed by the Trust Indenture Act of 1939, as amended.

General

The debt securities will be our direct unsecured obligations. We can issue an unlimited amount of debt securities under the indenture in one or more series. The terms of each series of debt securities will be established by or pursuant to a resolution of the board of directors of our general partner or as established in the indenture. We may issue debt securities of one series at different times and we may issue additional debt securities of a series without the consent of the holders of such series.

The prospectus supplement relating to any series of debt securities being offered will contain the specific terms of the debt securities, including, without limitation:

(1)	the title of the debt securities;

(2)	any limit on the aggregate principal amount of the debt securities;

(3)	the person to whom interest is payable, if other than the person in whose name the debt security is registered on the regular record date for interest;

(4)	the date or dates on which the principal of the debt securities will be payable;

(5)

the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, the dates on which interest will be payable, the regular record dates for such interest payment dates, and the basis upon which interest will be calculated if other than a 360 day year of twelve 30-day months;

(6)

the place or places where the principal of, premium or interest on such debt securities will be payable, if other than our office maintained for that purpose in Jacksonville, Florida or the borough of Manhattan in New York;

(7)	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

(8)

any obligation we have to redeem or purchase the debt securities under any sinking fund or analogous provision or at the option of a holder of debt securities, and the dates on which and the price or prices at which we will repurchase debt securities at the option of holders and other terms and conditions of these repurchase obligations;

(9)

whether the amount of payments of principal of, premium or interest on the debt securities will be determined by reference to an index, formula or other method and the manner in which these amounts will be determined;

(10)	if other than U.S. dollars, the currency, currencies or currency units in which principal of, premium and interest on the debt securities will be paid;

(11)

if payments of principal of, premium or interest on the debt securities will be made in a currency or currency unit other than that in which the debt securities are stated to be payable, at our election or at the election of holders of debt securities, the currency or currency units which may be elected, the terms of the election and the manner for determining the amount payable upon an election;

(12)	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon acceleration of the maturity date;

(13)

if the principal amount payable at the maturity of the debt securities cannot be determined before maturity, the amount which will be deemed to be the principal amount of such debt securities before maturity;

(14) whether the debt securities will be issued in certificated and/or book-entry form;

(15)

if the debt securities may be converted for common or preferred shares of Regency Centers Corporation, the terms on which such conversion may occur, including whether such conversion is mandatory, at the option of the holder or at our option, the period during which such conversion may occur, the initial conversion rate and the circumstances or manner in which the amount of common or preferred shares issuable upon conversion may be adjusted or calculated according to the market price of Regency Centers Corporation common or preferred shares; and

(16)	any other specific terms of the debt securities of that series.

The debt securities may provide for less than their entire principal amount to be payable upon declaration of acceleration of the maturity thereof. Special federal income tax, accounting and other considerations applicable to these debt securities will be described in the applicable prospectus supplement.

Denomination, Registration, Transfer and Book-Entry Procedures

Denomination

The debt securities of any series will be issued in denominations of $1,000 and even multiples of $1,000, unless we describe other denominations in the applicable prospectus supplement. We will only issue the debt securities in fully registered form, without interest coupons. We will not issue debt securities in bearer form.

Registration and Transfer

You may transfer or exchange the debt securities of any series at the office of the trustee. You will not pay a service charge for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. If we designate any transfer agent (in addition to the trustee) in the applicable prospectus supplement, we may at any time change such designation or change the location through which the transfer agent acts, except that we must maintain a transfer agent in each place of payment for the debt securities. We may at any time designate additional transfer agents for any series of debt securities.

Book-Entry Procedures

Global Notes. Debt securities may be represented by one or more notes in global form (a “global note”). Global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee. Each global note will be credited to the account of a direct or indirect participant in DTC as described below.

Except as set forth below, a global note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global note may not be exchanged for debt securities in certificated form except as described below under “—Exchanges of Book-Entry Notes for Certificated Notes.”

Exchanges of Book-Entry Notes for Certificated Notes. A beneficial interest in a global note may not be exchanged for a debt security in certificated form unless:

•

DTC notifies us that it is unwilling or unable to continue as depositary for the global note or has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary,

•	we, at our option, notify the trustee in writing that we elect to issue the debt securities in certificated form,

•	an event of default with respect to the debt securities has occurred and is continuing or

•	other circumstances have occurred that were specified for this purpose in the designation of a series of debt securities.

Book-Entry Procedures. DTC has indicated that it intends to use the following procedures for book-entry debt securities. DTC may change these procedures from time to time. We are not responsible for these procedures. You should contact DTC or its participants directly to discuss these matters.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This system eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in a global note are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in a global note, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all global notes deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee does not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of global notes; DTC’s records reflect only the identity of the direct participants to whose accounts a global note is credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR ITS NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE DEBT SECURITIES REPRESENTED BY THE GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE DEBT SECURITIES.

The laws of some states require that persons take physical delivery in definitive form of securities that they own. The ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its direct participants, which in turn act on behalf of indirect participants and banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons that do not participate in the DTC system, or take other actions in respect of such interest, may be affected by the lack of a physical certificate.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to a global note unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts a global note is credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of the principal of, premium, if any, and interest on global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each participant and not of DTC, the trustee, the guarantor or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of the principal of, any premium, and interest to DTC will be the responsibility of the guarantor and us, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

We will send any redemption notices to DTC. If less than all of the debt securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

DTC may discontinue providing its services as depository with respect to global notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificated debt securities are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificated debt securities will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Neither we, the guarantor, the trustee nor our respective agents are responsible for the performance by DTC, its direct participants or indirect participants of their obligations under the rules and procedures governing their operations.

Optional Redemption

If indicated in the applicable prospectus supplement, we may redeem the debt securities at any time, at our option, in whole or in part from time to time, at a redemption price equal either to:

•	the sum of (1) the principal amount of the debt securities being redeemed plus accrued interest to the redemption date and (2) the Make-Whole Amount, if any, with respect to the debt securities or

•	the redemption price which is established in accordance with the indenture. (§11.1)

We will redeem debt securities in accordance with the following procedures, unless different procedures are set forth in the applicable prospectus supplement.

If we have given notice of redemption and have provided the funds for the redemption of the debt securities to be redeemed on the applicable redemption date, the debt securities being redeemed will cease to bear interest on the redemption date. The only right of the holders of the debt securities will then be to receive payment of the redemption price. (§11.7)

We will give notice of any optional redemption of any debt security to holders between 15 and 60 days before the redemption date. The notice of redemption will specify, among other items, the redemption price and the principal amount of the debt securities held by such holder to be redeemed. (§11.5)

We will notify the trustee at least 60 days before giving notice of redemption (or a shorter period if satisfactory to the trustee) of the principal amount of debt securities to be redeemed and their redemption date. If less than all of the debt securities of any series are to be redeemed, the trustee will select, in a manner it deems fair and appropriate, the debt securities to be redeemed. (§§11.3 and 11.4).

All debt securities that we redeem in full will be canceled and may not be reissued or resold.

Sinking Fund

If indicated in the applicable prospectus supplement, we may be obligated to make mandatory sinking fund payments on the debt securities. Each sinking fund payment will be applied to the redemption of the applicable series of debt securities.

Guarantee

The guarantor will unconditionally guarantee the payment of principal of, premium, if any, and interest on each series of the debt securities, when the same becomes due and payable, whether at the maturity date, by declaration of acceleration, call for redemption or otherwise. If we default in the payment of the principal of, premium, if any, or interest on the debt securities, the guarantor will be required promptly to make the payment in full, without any action by the trustee or the holder of any debt securities.

The guarantee is an unsecured obligation of the guarantor and will be effectively subordinated to mortgage and other secured indebtedness of the guarantor and its subsidiaries. In the event of a guarantor insolvency, a creditor may avoid an intercorporate guarantee in its entirety under federal and state bankruptcy and fraudulent transfer law if the guarantee impaired the guarantor’s financial condition and was given without receiving reasonably equivalent value in return. The indenture limits recovery under the guarantee to the highest amount that would not render the guarantee void against creditors under such laws.

The indenture provides that the guarantor may not, in a single transaction or a series of related transactions, consolidate with or merge into any other person or permit any other person to consolidate with or merge into the guarantor, unless, in addition to other conditions:

(1)

in a transaction in which the guarantor does not survive, the successor entity is organized under the laws of the United States of America or any state thereof or the District of Columbia and unconditionally assumes all of the guarantor’s obligations under the indenture, unless we or another guarantor are the successor entity; and

(2)

immediately before and after giving effect to the transaction and treating any Indebtedness which becomes an obligation of the guarantor or a subsidiary thereof as a result of such transaction as having been incurred by the guarantor or such subsidiary at the time of the transaction, no event of default with respect to the debt securities of any series shall have occurred and be continuing.

The guarantee will remain in effect until the entire principal of, premium, if any, and interest on the debt securities of each series has been paid in full or the debt securities shall have been defeased and discharged as described under “—Defeasance.”

Covenants

The indenture contains, among others, the covenants set forth below. These covenants may be modified by supplemental indenture for any series of debt securities prior to issuance. You should refer to the definitions beginning on page 11 when reviewing these covenants.

Limitation on Indebtedness

We will not, and will not permit any Subsidiary to, incur any Indebtedness, if, immediately after giving effect to the incurrence of the additional Indebtedness and the application of the proceeds of this Indebtedness, the aggregate principal amount of all outstanding Indebtedness of Regency Centers and our Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 65% of Total Assets. (§10.8)

In addition, neither we nor any Subsidiary may incur any Indebtedness secured by any Encumbrance upon any of our property or that of any Subsidiary if, immediately after giving effect to the incurrence of the additional Indebtedness and the application of the proceeds of such Indebtedness, the aggregate principal amount of all our outstanding Indebtedness and that of our Subsidiaries on a consolidated basis which is secured by any Encumbrance on our property or that of any Subsidiary is greater than 40% of Total Assets. (§10.8)

We also will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated EBITDA to the Annual Service Charge for the four consecutive fiscal quarters most recently ended before the date on which the additional Indebtedness is to be incurred would have been less than 1.5 to 1, on a pro forma basis, after giving effect to the incurrence of the additional Indebtedness and to the application of the proceeds of such Indebtedness and calculated on the assumption that:

(1)

the additional Indebtedness and any other Indebtedness incurred by us or our Subsidiaries since the first day of such four-quarter period and the application of the proceeds of such Indebtedness, including Indebtedness to refinance other Indebtedness, had occurred at the beginning of such period;

(2)

the repayment or retirement of any other Indebtedness by us or our Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility will be computed based upon the average daily balance of such Indebtedness during such period);

(3)

in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with appropriate adjustments to Consolidated EBITDA for the acquisition being included in the pro forma calculation; and

(4)

in the case of any acquisition or disposition by us or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with appropriate adjustments to Consolidated EBITDA for the acquisition or disposition being included in the pro forma calculation. (§10.8)

For purposes of the foregoing provisions, Indebtedness is deemed to be “incurred” by us or a Subsidiary whenever we or a Subsidiary creates, assumes, guarantees or otherwise becomes liable for such Indebtedness.

We and our Subsidiaries must at all times own Total Unencumbered Assets equal to at least 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of us and our Subsidiaries on a consolidated basis determined in accordance with GAAP. (§10.8)

Provision of Financial Information

Whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, we will timely file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC if subject to Section 13(a) or 15(d) or any successor provision. If we are not permitted to file these documents with the SEC, we will, within 15 days of each required filing date, file with the trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the SEC and will also supply copies of such documents to any holder or prospective holder upon written request. (§10.10)

Existence

Except as permitted under “—Merger, Consolidation or Sale”, we and the guarantor are required to do all things necessary to preserve our respective existence, rights and franchises. However, we and the guarantor are not required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business and that the loss of such right or franchise is not disadvantageous in any material respect to the holders of the debt securities. (§10.4)

Maintenance of Properties

We are required to maintain all properties used or useful in the conduct of our business or the business of any Subsidiary in good condition, repair and working order and supplied with all necessary equipment and to make all necessary repairs as, in our judgment, may be necessary so that our business may be properly and advantageously conducted at all times. However, we are not prevented from discontinuing the operation or maintenance of any of our properties if doing so is, in the judgment of our board of directors, desirable in the conduct of our business or the business of any Subsidiary and not disadvantageous in any material respect to the holders of the debt securities. (§10.5)

Insurance

We and the guarantor are required to, and to cause each of our respective subsidiaries to, keep all of their insurable properties insured against loss or damage with insurers of recognized responsibility, in commercially reasonable amounts and types. (§10.7)

Payment of Taxes and Other Claims

We and the guarantor will be required to pay or discharge, before the same become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon us, the guarantor or any subsidiary or upon the income, profits or property of us, the guarantor or any subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property, or that of the guarantor or any subsidiary. However, neither we nor the guarantor will be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. (§10.6)

Merger, Consolidation or Sale

Except as provided below, we may not, in a single transaction or a series of related transactions:

•	consolidate with or merge into any other person or permit any other person to consolidate with or merge into us,

•	directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of our assets,

•	acquire, or permit any Subsidiary to acquire Capital Stock or other ownership interests of any other person so that such person becomes a Subsidiary of us, or

•

directly or indirectly purchase, lease or otherwise acquire, or permit any Subsidiary to purchase, lease or otherwise acquire all or substantially all of the property and assets of any person as an entirety or any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any person.

We may enter into a merger, sale or acquisition described above, however, if, in addition to other conditions:

•

in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States of America or any state thereof or the District of Columbia and expressly assumes by a supplemental indenture all of our obligations under the indenture;

•

immediately before and after giving effect to the transaction and treating any Indebtedness which becomes an obligation of us or a Subsidiary as a result of the transaction as having been Incurred by us or such Subsidiary at the time of the transaction, no event of default with respect to the debt securities of any series, or event that with the passing of time or the giving of notice, or both, would become an event of default with respect to the debt securities of any series, has occurred and is continuing; and

•

immediately after giving effect to the transaction, our Consolidated Net Worth (or that of the successor entity) is equal to or greater than our Consolidated Net Worth immediately prior to the transaction. (§8.1)

Paying Agents

We have appointed the trustee, acting through its corporate trust office in Jacksonville, Florida, as paying agent. We may change or terminate any paying agent, or appoint additional paying agents. However, as long as any debt securities remain outstanding, we must maintain a paying agent and a transfer agent in Jacksonville, Florida, or the Borough of Manhattan, The City of New York. We will cause the trustee to notify the holders of debt securities, in the manner described under “—Notices” below, of any change or termination of any paying agent and of any changes in the specified offices.

Definitions

Set forth below are the defined terms used in the indenture. You should refer to the indenture for the definition of any other terms used in this prospectus for which no definition is provided. (§1.1)

“Acquired Indebtedness” means Indebtedness of a person (i) existing at the time the person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from the person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, the person becoming a Subsidiary or the acquisition. Acquired Indebtedness is deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

“Annual Service Charge” for any period means the aggregate interest expense for the period on, and the amortization during the period of any original issue discount of, Indebtedness of us and our Subsidiaries and the amount of dividends which are payable during the period on any Disqualified Stock.

“Capital Stock” means, with respect to any person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of the person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

“Capitalization Rate” means 7.5%.

“Consolidated EBITDA” means, for any period, without duplication, net income or loss, including amounts reported in discontinued operations, excluding net derivative gains or losses and gains or losses on dispositions of real estate investments as reflected in the reports filed by us and our Subsidiaries under the Exchange Act, before deductions, for:

(1)	interest expense;

(2)	provision for taxes based on income;

(3)	depreciation, amortization and all other non-cash items, as we determine in good faith, deducted in arriving at net income or loss;

(4)	extraordinary items;

(5)	non-recurring items, as we determine in good faith, including prepayment penalties; and

(6)	minority interests.

In each case for the relevant period, we will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items. Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect: (a) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of those assets from service as if the placement of those assets in service or removal of those assets from service occurred at the beginning of the period; and (b) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or share or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

“Consolidated Net Worth” of any person means the consolidated equity of such person, determined on a consolidated basis in accordance with GAAP, less amounts attributable to Disqualified Stock of such person; provided that, with respect to us, adjustments following the date of the indenture to our accounting books and records resulting from the acquisition of control of us by another person will not be given effect.

“Disqualified Stock” means, with respect to any person, any Capital Stock of the person which by the terms of that Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise:

•	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), or

•

is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of that person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the stated maturity of the debt securities of the relevant series; provided, however, that equity interests whose holders have (or will have after the expiration of an initial holding period) the right to have such equity interests redeemed for cash in an amount determined by the value of the common stock of the guarantor do not constitute Disqualified Stock.

“Encumbrance” means any mortgage, lien, charge, pledge or security interest of any kind, except any mortgage, lien, charge, pledge or security interest of any kind which secures debt of the guarantor owed to us.

“Indebtedness” of us or any Subsidiary means any indebtedness of us or such Subsidiary, as applicable, whether or not contingent, for:

•	borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments,

•	borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments secured by any Encumbrance existing on property owned by us or any Subsidiary,

•

reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement,

•	the amount of all obligations of us or any Subsidiary for redemption, repayment or other repurchase of any Disqualified Stock, and

•	any lease of property by us or any Subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with GAAP,

to the extent, in the case of items of indebtedness under the first four bullet points above, that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another person (other than us or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by us or any Subsidiary whenever we or the Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect thereof).

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any debt securities, the excess, if any, of:

•

the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar to the applicable Par Call Date if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of Redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over

•

the aggregate principal amount of the debt securities being redeemed or paid; provided, however, that if the Issuer redeems any debt security on or after the applicable Par Call Date, no Make-Whole Amount will be due and payable.

“Par Call Date” means, with respect to any debt security, the date established by board resolution (or in the absence of such a board resolution, the Stated Maturity of such debt security).

“Property EBITDA” means, for any period, without duplication, net income or loss, including amounts reported in discontinued operations, excluding net derivative gains or losses and gains or losses on dispositions of real estate investments as reflected in the reports filed by Regency Centers and our Subsidiaries under the Exchange Act, before deductions, for:

(1)	interest expense;

(2)	provision for taxes based on income;

(3)	depreciation, amortization and all other non-cash items, as we determine in good faith, deducted in arriving at net income or loss;

(4)	extraordinary items;

(5)	non-recurring items, as we determine in good faith, including prepayment penalties; and

(6)	minority interests.

In each case for the relevant period, we will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items. For purposes of this definition, Property EBITDA will not include corporate level general and administrative expenses and other corporate expenses such as land holding costs and pursuit cost write-offs as we determine in good faith.

“Reinvestment Rate” means the percentage established by board resolution (or, in the absence of such a board resolution, 0.25% (twenty-five one hundredths of one percent)) plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity (assuming that the debt securities matured on the Par Call Date, the “remaining life”) of the debt securities of the relevant series, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Stabilized Property” means (1) with respect to an acquisition of an income producing property, a property becomes stabilized when we or our Subsidiaries have owned the property for at least four full quarters and (2) with respect to new construction or development property, a property becomes stabilized four full quarters after the earlier of (a) 18 months after substantial completion of construction or development, and (b) the quarter in which the occupancy level of the property is at least 90%.

“Stabilized Property Value” means, as of any date, the aggregate sum of all Property EBITDA for each property of ours or any Subsidiary for the prior four quarters and capitalized at the applicable Capitalization Rate; provided, however, that if the value of a particular property calculated in accordance with this definition is less than the undepreciated book value of that property determined in accordance with GAAP, the undepreciated book value shall be used in lieu thereof with respect to that property.

“Statistical Release” means the statistical release designated “H.15” or any comparable online data source or publication which is made available by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such Statistical Release is not published at the time of any determination under the indenture, then such other reasonably comparable index we designate.

“Subsidiary” means a corporation, partnership or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by us or by one or more of our other Subsidiaries. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Total Assets” means the sum of: (1) for Stabilized Properties, Stabilized Property Value; and (2) for all other assets of us and our Subsidiaries, undepreciated book value as determined in accordance with GAAP.

“Total Unencumbered Assets” means those assets within Total Assets that are not subject to an Encumbrance; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Indebtedness for purposes of the covenant requiring us and our Subsidiaries to at all times own Total Unencumbered Assets equal to at least 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of us and our Subsidiaries on a consolidated basis determined in accordance with GAAP, all investments in any Person that is not consolidated with us for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Unsecured Indebtedness” means Indebtedness which is (i) not subordinated to any other Indebtedness and (ii) not secured by any Encumbrance upon any of the properties of us or any Subsidiary.

Events of Default

Set forth below are events of default with respect to debt securities of any series under the indenture:

a.	we do not pay principal of or premium on any debt security of that series when due;

b.	we do not pay any interest on any debt security of that series within 30 days of the due date;

c.	we fail to comply with the provisions described under “—Merger, Consolidation or Sale”;

d.

we or the guarantor fail to perform any other covenant or agreement under the indenture or the debt securities (other than a covenant or agreement expressly included in the indenture for the benefit of another series of debt securities) for 60 days after we receive written notice of the default from the trustee or holders of at least 25% in aggregate principal amount of outstanding debt securities of that series;

e.	we fail to make any sinking fund payment when due;

f.

we or the guarantor default under the terms of any instrument evidencing or securing Indebtedness having an outstanding principal amount of $10 million individually or in the aggregate, which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due;

g.	we or the guarantor are subject to a final judgment or judgments (not subject to appeal) in excess of $10 million which remains undischarged or unstayed for 60 days after the right to appeal expires;

h.	events of bankruptcy, insolvency or reorganization affecting us or the guarantor occur; or

i.	any other event of default provided with respect to the debt securities of that series occurs. (§5.1)

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series, unless such holders have offered to the trustee reasonable indemnity. (§6.3) Subject to these indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (§5.12)

If an event of default (other than an event of default described in clause (h) above) occurs and is continuing with respect to the debt securities of any series outstanding, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may accelerate the maturity of the debt securities of that series. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided and all expenses of the trustee are paid. If an event of default specified in clause (h) above occurs with respect to the debt securities of any series, the outstanding debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder. (§5.2) For information as to waiver of defaults, see “—Modification and Waiver.”

No holder of any debt security of any series will have the right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•

holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request; and

•	the trustee has failed to institute such proceeding within 60 days. (§5.7)

However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on the debt security on or after the due dates expressed in the debt security. (§5.8)

We must furnish to the trustee quarterly a statement as to our performance of our obligations under the indenture and as to any default in such performance. (§10.11)

Satisfaction and Discharge of the Indenture

The indenture will cease to be of further effect as to all outstanding debt securities, except as to (1) rights of registration of transfer and exchange and our right of optional redemption, (2) substitution of apparently mutilated, defaced, destroyed, lost or stolen debt securities, (3) rights of holders to receive payment of principal and interest on the debt securities, (4) rights, obligations and immunities of the trustee under the indenture and (5) rights of the holders of the debt securities as beneficiaries of the indenture with respect to any property deposited with the trustee payable to all or any of them, if:

•	we have paid the principal of and interest on the debt securities when due; or

•	all outstanding debt securities, except lost, stolen or destroyed debt securities which have been replaced or paid, have been delivered to the trustee for cancellation.

Option to Elect Defeasance or Covenant Defeasance

The indenture provides that if we irrevocably deposit with the trustee, in trust, money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest on the debt securities, we have the option to elect defeasance or covenant defeasance as follows:

(a)	we will be discharged from all obligations in respect of any debt securities (defeasance); or

(b)	we may omit to comply with restrictive covenants and such omission will not be an event of default under the indenture and the debt securities (covenant defeasance).

If we elect covenant defeasance, the obligations under the indenture other than with respect to such covenants and the events of default other than the events of default relating to such covenants will remain in full force and effect.

Such trust may only be established if, among other things:

(1)

with respect to clause (a), we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (b), we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize gain or loss for Federal income tax purposes as a result of the deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred;

(2)	no event of default or event that with the passing of time or the giving of notice, or both, would become an event of default with respect to any series has occurred or is continuing;

(3)	we have delivered to the trustee an opinion of counsel to the effect that the deposit will not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940; and

(4)	other customary conditions precedent are satisfied. (Article Thirteen)

Modification and Waiver

We may amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment. However, no amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security,

•	reduce the principal amount of, the premium or interest on, or the amount payable upon redemption of any debt security,

•	change the place or currency of payment of principal of, or premium or interest on, any debt security,

•	impair the right to institute suit for the enforcement of any debt security,

•	reduce the percentage of outstanding debt securities necessary to amend the indenture,

•	reduce the percentage of outstanding debt securities necessary for waiver of compliance with the indenture or for waiver of defaults, or

•	modify any provisions of the indenture relating to the amendment of the indenture or the waiver of past defaults or covenants, except as otherwise specified. (§9.2)

We may also amend the indenture without the consent of any holders of debt securities to

•	reflect a successor to us or to the guarantor which is assuming our obligations,

•	add to our covenants for the benefit of the holders of any series of debt securities,

•	add additional events of default for the benefit of any series of debt securities,

•

change provisions of the indenture to the extent necessary to permit the issuance of debt securities in bearer or uncertificated form, registrable or not registrable as to principal, and with or without interest coupons,

•	change any provisions of the indenture so long as such change does not apply to debt securities outstanding at the time of the change,

•	establish the form or terms of any series of debt securities,

•	reflect a successor trustee or add provisions necessary for the administration of the indenture by more than one trustee,

•	secure the debt securities,

•	maintain the qualification of the indenture under the Trust Indenture Act, or

•	correct any ambiguous, defective or inconsistent provision of the indenture so long as such correction does not adversely affect holders of any debt securities in any material respect.

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which was expressly included in the indenture solely for the benefit of a particular series of debt securities will be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series, on behalf of all holders of debt securities of such series, may waive our compliance with restrictive provisions of the indenture. (§10.12) Subject to rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series, on behalf of all holders of debt securities of such series, may waive any past default under the indenture, except a default in the payment of principal, premium or interest on any debt securities of such series. (§5.13)

Notices

The trustee will cause all notices to the holders of the debt securities to be mailed by first class mail, postage prepaid to the address of each holder as it appears in the register of debt securities. Any notice so mailed will be conclusively presumed to have been received by the holders of the debt securities.

PROSPECTIVE PURCHASERS SHOULD NOTE THAT UNDER NORMAL CIRCUMSTANCES DTC WILL BE THE ONLY “HOLDER” OF THE DEBT SECURITIES. See “—Denomination, Registration, Transfer and Book-Entry Procedures.”

Governing Law

The indenture and the debt securities are governed by the laws of the State of New York.

The Trustee

Except during the continuance of an event of default, the trustee will perform only the duties that are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. (§§6.1 and 6.3)

The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference in the indenture limit the rights of the trustee, should it become our creditor, to obtain payment of claims in cases or to realize on property received as security for any such claim or otherwise. The trustee is permitted to engage in other transactions with us or any affiliate. However, if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act of 1939), it must eliminate the conflict or resign. (§6.8)

Subordination

We will describe the terms and conditions, if any, upon which the debt securities are subordinated to our other indebtedness in the applicable prospectus supplement. These terms will include a description of the indebtedness ranking senior to such debt securities, the restrictions on payments to the holders of such debt securities while a default under such senior indebtedness is continuing, the restrictions, if any, on payments to the holders of such debt securities following an event of default and provisions requiring holders of such debt securities to remit payments to holders of senior indebtedness.

Description of Warrants of Regency Centers, L.P.

We may issue warrants, in one or more series, for the purchase of our debt securities. Warrants may be issued independently or together with our debt securities and may be attached to or separate from any offered securities.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants will describe the terms of those warrants, including:

•	the title and the aggregate number of warrants,

•	the debt securities for which each warrant is exercisable,

•	the date or dates on which the right to exercise such warrants commence and expire,

•	the price or prices at which such warrants are exercisable,

•	the currency or currencies in which such warrants are exercisable,

•	the periods during which and places at which such warrants are exercisable,

•	the terms of any mandatory or optional call provisions,

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration,

•	the identity of the warrant agent, and

•	the exchanges, if any, on which such warrants may be listed.

You should read the particular terms of the documents pursuant to which the warrants will be issued, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF THE SECURITIES THAT MAY BE OFFERED BY REGENCY

CENTERS CORPORATION

Please note that in the section below, references to “we,” “our” and “us” refer only to Regency Centers Corporation and not to Regency Centers. L.P. or its subsidiaries unless the context requires otherwise.

We or any selling stockholders named in a prospectus supplement, directly or through dealers, agents or underwriters designated from time to time, may offer, issue and sell, separately or together in one or more offerings:

•	shares of our common stock,

•	shares of our preferred stock,

•	depositary shares representing shares of our preferred stock,

•	warrants to purchase our common stock, preferred stock or depositary shares,

•	purchase contracts,

•	units that include any of these securities, and

•	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue preferred stock, depositary shares, warrants and purchase contracts that are convertible into or exercisable or exchangeable for common or preferred stock or other securities of ours. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

Capital Stock of Regency Centers Corporation

The following description of our capital stock sets forth certain general terms and provisions of the capital stock to which any prospectus supplement may relate and will apply to any capital stock offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The description of the capital stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of our articles and bylaws and the Florida Business Corporation Act. See “Where You Can Find More Information” above.

General

We are authorized to issue up to:

•	220,000,000 shares of common stock, $0.01 par value per share,

•	10,000,000 shares of special common stock, $0.01 par value, and

•	30,000,000 shares of preferred stock, $0.01 par value per share.

As of March 3, 2020, we had 167,715,885 shares of common stock issued and outstanding.

All of the outstanding capital stock is, and all of the shares offered by means of this prospectus will be, fully paid and non-assessable. This means that the shares we offer will be paid for in full at the time they are issued, and, once they are paid for in full, there will be no further liability for further assessments.

Restrictions On Ownership Of Capital Stock

In order for us to qualify as a REIT under the Internal Revenue Code:

•

not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.

•

our stock must be beneficially owned (without reference to attribution rules) by 100 or more persons during at least 335 days in a taxable year of 12 months or during a proportionate part of a shorter taxable year, and

•	certain other requirements must be satisfied (see “Certain Material Federal Income Tax Considerations—Requirements for Qualification as a REIT”).

To assure that five or fewer individuals do not Beneficially Own (as defined in our articles of incorporation to include ownership through the application of certain stock attribution provisions of the Code) more than 50% in value of our outstanding capital stock, our articles of incorporation provide that, subject to certain exceptions, no holder may own, or be deemed to own (by virtue of certain of the attribution provisions of the Code), more than 7% by value (the “Ownership Limit”) of our outstanding capital stock.

In addition, because rent from a related tenant (any tenant 10% of which is owned, directly or constructively, by the REIT) is not qualifying rent for purposes of the gross income tests under the Code (see “Certain Material Federal Income Tax Considerations—Requirements for Qualification as a REIT—Income Tests”), our articles of incorporation provide that no constructive owner of our stock who owns, directly or indirectly, a 10% interest in any tenant of ours (a “Related Tenant Owner”) may own, or constructively own by virtue of certain of the attribution provisions of the Code (which differ from the attribution provisions applied to determine Beneficial Ownership), more than 9.8% by value of our outstanding capital stock (the “Related Tenant Limit”).

Our board of directors may waive the Ownership Limit, the Existing Holder Limit and the Related Tenant Limit if evidence satisfactory to the board of directors is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of such waiver, our board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status.

Remedies. If shares of capital stock:

•	in excess of the applicable Ownership Limit, Existing Holder Limit, or Related Tenant Limit, or

•

which (1) would cause the REIT to be beneficially owned by fewer than 100 persons (without application of the attribution rules), or (2) would result in Regency being “closely held” within the meaning of Section 856(h) of the Code, are (a) issued or transferred to any person or (b) retained by any person after becoming a Related Tenant Owner, such issuance, transfer, or retention will be null and void to the intended holder, and the intended holder will have no rights to the stock. Capital stock transferred, proposed to be transferred, or retained in excess of the Ownership Limit, the Existing Holder Limit, or the Related Tenant Limit or which would otherwise jeopardize our status as a REIT (“excess shares”) will be deemed held in trust on behalf of us and for our benefit. Our board of directors will, within six months after receiving notice of such actual or proposed transfer, either:

•	direct the holder of such shares to sell all shares held in trust for Regency for cash in such manner as our board of directors directs, or

•	redeem such shares for a price equal to the lesser of:

•	the price paid by the holder from whom shares are being redeemed, and

•

the average of the last reported sales prices on NASDAQ of the relevant class of capital stock on the 10 trading days immediately preceding the date fixed for redemption by our board of directors, or if such class of capital stock is not then traded on NASDAQ, the average of the last reported sales prices of such class of capital stock (or, if sales prices are not reported, the average of the closing bid and asked prices) on the 10 trading days immediately preceding the relevant date as reported on any exchange or quotation system over which such class of capital stock may be traded, or if such class of capital stock is not then traded over any exchange or quotation system, then the price determined in good faith by our board of directors as the fair market value of such class of capital stock on the relevant date.

If our board of directors directs the intended holder to sell the shares, the holder must receive the proceeds from the sale as trustee for us and pay us out of the proceeds of the sale all expenses incurred by us in connection with the sale, plus any remaining amount of the proceeds that exceeds the amount originally paid by the intended holder for such shares. The intended holder will not be entitled to distributions, voting rights or any other benefits with respect to such excess shares except the amounts described above. Any dividend or distribution paid to an intended holder on excess shares must be repaid to us upon demand.

Miscellaneous. All certificates representing capital stock will bear a legend referring to the restrictions described above.

Our articles of incorporation provide that every shareholder of record of more than 5% of our outstanding capital stock and every Actual Owner (as defined in our articles of incorporation) of more than 5% of our outstanding capital stock held by a nominee must give written notice to us of information specified in our articles of incorporation within 30 days after December 31 of each year. In addition, each Beneficial Owner of capital stock and each person who holds capital stock for a Beneficial Owner must provide to us such information as we may request, in good faith, in order to determine our status as a REIT.

The ownership limitations described above may have the effect of precluding acquisition of control of Regency by a third party even if our board of directors determines that maintenance of REIT status is no longer in our best interests. Our board of directors has the right under our articles of incorporation (subject to contractual restrictions, including covenants made to the lenders under our line of credit) to revoke our REIT status if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT. In the event of such revocation, the ownership limitations in our articles of incorporation will remain in effect. Any change in the ownership limitations would require an amendment to our articles.

Certain Provisions Of Florida Law And Of Our Articles Of Incorporation And Bylaws

We have summarized certain terms and provisions of Florida law and our articles of incorporation and bylaws that could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, our company.

Advance Notice Provisions For Shareholder Nominations and Shareholder Proposals.

Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before any meeting of our shareholders. Any shareholder nomination or proposal for action at an upcoming shareholder meeting must be delivered to us no later than the deadline for submitting shareholder proposals pursuant to Rule 14a-8 under the Exchange Act. The presiding officer at any shareholder meeting is not required to recognize any proposal or nomination which did not comply with this deadline.

The purpose of requiring shareholders to give advance notice of nominations and other business is to afford our board a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders.

Proxy Access

Our bylaws contain a proxy access right provision to permit a shareholder or group of up to 20 shareholders satisfying specified eligibility requirements to include director nominees in our proxy materials for annual meetings of our shareholders. To be eligible to use these proxy access provisions, such shareholders must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the aggregate of our issued and outstanding shares of common stock continuously for at least the prior three years;

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control of Regency Centers Corporation and that such shareholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of shareholders (with adjustments if the date for the upcoming annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting).

The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws.

Certain Provisions of Florida Law

We are subject to anti-takeover provisions that apply to public corporations organized under Florida law unless we elect to opt out of those provisions in our articles of incorporation or our bylaws.

We have opted out of the Florida Business Corporation Act provisions regarding the voting of shares in a publicly held Florida corporation that are acquired in a “control share acquisition.”

We have not opted out of the Florida Business Corporation Act provisions regarding an “affiliated transaction.” This provision prohibits a publicly held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” unless:

•	the transaction is approved by a majority of disinterested directors;

•

the affiliated transaction or the transaction which resulted in the shareholder becoming an interested shareholder is approved by the board of directors before the person becomes an interested shareholder;

•	the corporation has not had more than 300 shareholders of record during the three years preceding the “affiliated transaction”;

•	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least three years;

•

the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors);

•

consideration is paid to the holders of the corporation’s shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation’s shares in the last two years or fair market value, and other specified conditions are met;

•

the transaction is approved by the board of directors and authorized at a meeting of shareholders, and not by written consent, by the holders of two-thirds of the corporation’s outstanding voting shares other than those owned by the interested shareholder; or

•

upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and certain employee stock plans.

An “interested shareholder” is defined as a person who, together with affiliates and associates, beneficially owns more than 15% of a company’s outstanding voting shares.

Exclusive Forum

We have adopted an exclusive forum bylaw which provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director or officer or other employee to us or our shareholders, (iii) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the Florida Business Corporation Act or the articles of incorporation or our bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against us or any director or officer or other employee governed by the internal affairs doctrine shall be the Federal District Court for the Middle District of Florida, Jacksonville Division (or, if such court does not have jurisdiction, a state court located within the State of Florida, County of Duval).

Indemnification and Limitation of Liability

The Florida Business Corporation Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful.

The indemnification provisions of the Florida Business Corporation Act require indemnification if a director or officer has been wholly successful in defending any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation or by a vote of shareholders or disinterested directors. Each of our directors and executive officers has signed an indemnification agreement. The indemnification agreements provide for full indemnification of our directors and executive officers under Florida law. The indemnification agreements also provide that we will indemnify the officer or director against liabilities and expenses incurred in a proceeding to which the officer or director is a party or is threatened to be made a party, or in which the officer or director is called upon to testify as a witness or deponent, in each case arising out of actions of the officer or director in his or her official capacity. The officer or director must repay such expenses if it is subsequently found that the officer or director is not entitled to indemnification. Exceptions to this additional indemnification include criminal violations by the officer or director, transactions involving an improper personal benefit to the officer or director, unlawful distributions of our assets under Florida law and willful misconduct or conscious disregard for our best interests.

Our bylaws provide for the indemnification of directors, former directors, executive officers and former executive officers to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or officer was a party to by reason of the fact that he or she is or was a director or officer of our corporation, or at our request, a director, officer, employee or agent of another corporation. Our bylaws also provide that we may purchase and maintain insurance on behalf of any director or executive officer against liability asserted against the director or executive officer in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to us or to any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances. Those circumstances include violations of criminal law (unless the director had reasonable cause to believe that such conduct was lawful or had no reasonable cause to believe such conduct was unlawful), transactions in which the director derived an improper personal benefit, transactions involving unlawful distributions, and conscious disregard for the best interest of the corporation or willful misconduct (only if the proceeding is by or in the right of the corporation). As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

Description of Common Stock of Regency Centers Corporation

General

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. All actions submitted to a vote of shareholders are voted on by holders of common stock voting together as a single class. Holders of common stock are not entitled to cumulative voting in the election of directors.

Holders of common stock are entitled to receive dividends in cash or in property on an equal share-for-share basis, if and when dividends are declared on the common stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock.

In the event of the liquidation of our company, all holders of common stock will participate on an equal share-for-share basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock.

Holders of common stock are not entitled to preemptive rights, and the common stock is not subject to redemption.

The rights of holders of common stock are subject to the rights of holders of any preferred stock that we have designated or may designate in the future. The rights of preferred shareholders may adversely affect the rights of the common shareholders.

Forward Master Confirmation

This prospectus also relates to the issuance of up to an aggregate of 1,894,845 shares of our common stock issuable upon the physical settlement of Regency Centers Corporation’s Forward Master Confirmation, as supplemented on September 11, 2019, which were previously registered under the Prior Registration Statement. Under the Forward Master Confirmation, we agreed to sell to JPMorgan Chase Bank, National Association and Bank of America, N.A. (each, a “Forward Purchaser”) the same number of shares of our common stock sold by an affiliate of the Forward Purchaser in the underwritten public offering.

In connection with the Forward Master Confirmation, the Forward Purchaser (or its affiliate) borrowed from third-party lenders and sold in the underwritten public offering shares of the Company’s common stock having an aggregate offering price of up to approximately $128.8 million. Settlement of the Forward Master Confirmation will occur on one or more dates no later than September 12, 2020. Upon any physical settlement of the Forward Master Confirmation, we will issue and deliver to the Forward Purchaser shares of common stock in exchange for cash proceeds of $67.99 per share, before any underwriting discount and offering expenses, and will be subject to certain adjustments as provided in the Forward Master Confirmation. We may, in certain circumstances, elect cash settlement for all or a portion of our obligations under the Forward Master Confirmation.

We intend to use the net proceeds that we receive upon settlement of the Forward Master Confirmation described above to fund acquisitions of operating properties, fund development and redevelopment activities and for general corporate purposes. The description of the Forward Master Confirmation set forth above is qualified in its entirety by reference to the Forward Master Confirmation, which is filed hereto as an exhibit and incorporated by reference herein.

The issuance of the shares of common stock under the Forward Sale Agreement was registered under the Prior Registration Statement and the registration of the issuance of 1,894,845 of such shares is continued under this prospectus and the registration statement of which it forms a part.

Special Common Stock

Under our articles of incorporation, our board of directors is authorized, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of special common stock from time to time in one or more classes or series. As of March 3, 2020, no shares of special common stock were outstanding.

The following is a description of the general terms and provisions of our special common stock. We will describe the particular terms of any class or series of special common stock we offer in the applicable prospectus supplement. You should review our articles of incorporation and the applicable amendment to our articles creating any special common stock we offer (which will be described in more detail in the applicable prospectus supplement).

The special common stock will bear dividends in such amounts as our board may determine with respect to each class or series. Dividends on any class or series of special common stock must be pari passu with dividends on our common stock. This means that we cannot pay dividends on the special common stock without also paying dividends on an equal basis on our common stock. Upon the liquidation, dissolution or winding up of the company, the special common stock will participate on an equal basis with the common stock in liquidating distributions.

Shares of special common stock will have one vote per share and vote together with the holders of common stock (and not separately as a class except where otherwise required by law), unless the board of directors creates classes or series with more limited voting rights or without voting rights. The board will have the right to determine whether shares of special common stock may be converted into shares of any other class or series or be redeemed, and, if so, the redemption price and the other terms and conditions of redemption, and to determine such other rights as may be allowed by law. Holders of special common stock will not be entitled, as a matter of right, to preemptive rights.

Because we expect special common stock to be closely held as a general rule, we anticipate that most classes or series would be convertible into common stock for liquidity purposes.

The special common stock offered hereby will be issued in one or more classes or series. The applicable prospectus supplement will describe the following terms of the class or series of special stock offered thereby:

1.	the designation of the class or series and the number of shares offered;

2.	the initial public offering price at which the class or series will be issued;

3.	the dividend rate (or method of calculation);

4.	any redemption or sinking fund provisions;

5.	any conversion or exchange rights;

6.	any voting rights;

7.	any listing of the special common stock on any securities exchange;

8.	a discussion of federal income tax considerations applicable to the class or series;

9.

any limitations on issuance of any class or series of stock ranking senior to or on a parity with the class or series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

10.	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT for federal tax purposes; and

11.	any other specific terms, preferences, rights, limitations or restrictions of the class or series.

Transfer Agent

The transfer agent for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Description of Preferred Stock of Regency Centers Corporation

General

The following is a description of the general terms and provisions of our preferred stock. We will describe the particular terms of any class or series of preferred stock we offer in the applicable prospectus supplement. You should review our articles of incorporation and the applicable amendment to our articles creating any preferred stock we offer (which will be described in more detail in the applicable prospectus supplement).

Our board of directors has the ability to issue from time to time up to 30,000,000 shares of preferred stock in one or more classes or series, without shareholder approval. The board of directors may, by adopting an amendment to our articles of incorporation, designate for the class or series:

•	the number of shares and name of the class or series;

•	the dividend rights and preferences, if any;

•	liquidation preferences and the amounts payable on liquidation or dissolution;

•	redemption terms, if any;

•	the voting powers of the series, including the right to elect directors, if any;

•	the terms upon which the class or series may be converted into any other class or series of our stock, including our common stock; and

•	any other terms that are not prohibited by law.

It is impossible for us to state the actual effect on existing shareholders if the board of directors designates any class or new series of preferred stock. The effects of such a designation will not be determinable until the rights accompanying the class or series have been designated. The issuance of preferred stock could adversely affect the voting power, cash available for dividends, liquidation rights or other rights held by owners of common stock or other series of preferred stock. The board of directors’ authority to issue preferred stock without shareholder approval could make it more difficult for a third party to acquire control of our company, and could discourage any such attempt.

Preferred Stock Offered

The preferred stock that may be offered will be issued in one or more classes or series. The preferred stock will have the dividend, liquidation, redemption, voting and other rights described below. The applicable prospectus supplement will describe the following terms of the class or series of preferred stock offered thereby:

1.	the designation of the class or series and the number of shares offered;

2.	the liquidation preference of the class or series;

3.	the initial public offering price at which the class or series will be issued;

4.	the dividend rate (or method of calculation), the dates on which dividends will be payable and the dates from which dividends will begin to accumulate, if any;

5.	any redemption or sinking fund provisions;

6.	any conversion or exchange rights;

7.	any voting rights;

8.	any listing of the preferred stock on any securities exchange;

9.	a discussion of federal income tax considerations applicable to the class or series;

10.	the relative ranking and preferences of the class or series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

11.

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

12.	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT for federal tax purposes.

Rank

The preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution and winding up, rank prior to the common stock (including any special common stock) and all other classes and series of our equity securities hereafter authorized, issued or outstanding, other than any classes or series of our equity securities which by their terms specifically provide for a ranking on a parity with (the “parity stock”) or senior to (the “senior stock”) the preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up. We sometimes refer collectively to the common stock and the other classes and series of equity securities that are not senior stock or parity stock as the “junior stock.” The preferred stock will be on a parity with our Series 7 preferred stock if our board of directors specifically makes it on a parity with these series of preferred stock. Otherwise, the preferred stock will be junior to these series of preferred stock. The preferred stock will be junior to all our outstanding debt. The preferred stock will be subject to future creation of senior stock, parity stock and junior stock to the extent not expressly prohibited by the amendment to our articles of incorporation that designates the class or series of preferred stock.

Dividends

Holders of preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, dividends or distributions in cash, property or our other assets or securities or from any other source as our board of directors determines, in its discretion, and at such dates and at such rates per share per year as described in the applicable prospectus supplement. The dividend rate may be fixed or variable, or both. Each declared dividend will be payable to holders of record as they appear at the close of business on our books on record dates determined by our board of directors.

Dividends on a class or series of preferred stock may be cumulative or non-cumulative. If dividends on a class or series of preferred stock are non-cumulative and if our board of directors fails to declare a dividend for a dividend period with respect to the class or series, then holders of the class or series will have no right to receive a dividend for that dividend period, and we will have no obligation to pay the dividend for that period, whether or not dividends are declared payable on any future dividend payment dates. If dividends on a class or series of preferred stock are cumulative, the dividends on the shares will accrue from and after the date set forth in the applicable prospectus supplement.

No full dividends will be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the class or series of preferred stock offered by the applicable prospectus supplement for any period unless full dividends for the immediately preceding dividend period on such preferred stock (including any accumulation of unpaid dividends for prior dividend periods, if dividends on such preferred stock are cumulative) have been or are contemporaneously declared and paid or are declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) on such preferred stock and any of our parity stock ranking on a parity as to dividends with such preferred stock, dividends on such preferred stock and dividends on such parity stock will be declared pro rata so that the amount of dividends declared per share on such preferred stock and such parity stock will in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such preferred stock (including any accumulation of unpaid dividends for prior dividend periods, if dividends on such preferred stock are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such parity stock, bear to each other. No interest, or sum of money in lieu of interest, will be payable with respect to any dividend payment(s) on preferred stock that may be in arrears.

Unless full dividends on the class or series of preferred stock offered by the applicable prospectus supplement have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation of unpaid dividends for prior dividend periods, if dividends on such preferred stock are cumulative):

•	we may not declare, set aside or pay any cash dividend or distribution (other than in shares of junior stock) on the junior stock;

•

we may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of our junior stock (or pay any amounts into a sinking fund for the redemption of any shares of our junior stock) except by conversion into or exchange for junior stock; and

•

we may not, directly or indirectly, repurchase, redeem or otherwise acquire any such preferred stock or any stock ranking on parity with such preferred stock (or pay any amounts into a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of such preferred stock and such parity stock (except by conversion into or exchange for junior stock).

The limitations described above will not apply to:

•	payments in lieu of fractional shares in connection with a merger, stock dividend or similar event; or

•	any redemption necessary in order to preserve our status as a REIT.

Any dividend payment made on a class or series of preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of the class or series.

Liquidation

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of a class or series of preferred stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of

•	any preferred stock junior on our liquidation, dissolution or winding up, or

•	our common stock (including any special common stock),

to receive a liquidating distribution in the amount of the liquidation preference per share as set forth in the applicable prospectus supplement, plus accrued and unpaid dividends for the then-current dividend period (including any accumulation of unpaid dividends for prior dividend periods, if dividends on the class or series of preferred stock are cumulative). The liquidation preference is not indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

If the amounts available for distribution with respect to a class or series of preferred stock and all other outstanding parity stock are not sufficient to satisfy the full liquidation rights of all such parity stock outstanding, then the holders of each class or series will share ratably in any such distribution of assets in proportion to the full respective preferential amounts (which may include accumulated dividends) to which they are entitled. Unless otherwise provided in the applicable prospectus supplement, after payment of the full amount of the liquidating distribution, the holders of preferred stock will not be entitled to any further participation in any distribution of our assets.

Redemption

The terms, if any, on which preferred stock of any class or series may be redeemed will be set forth in the applicable prospectus supplement. These terms will include:

•	whether the shares are redeemable at our election or the election of the holder or are mandatorily redeemable on a specified date or the occurrence of a specified event;

•	the redemption price (or the manner of calculating the redemption price), including any premium over the liquidation preference per share;

•	whether the redemption price will be payable in cash or other consideration;

•	the redemption date or dates;

•	redemption notice requirements;

•	other procedures for redemption, including the manner for selecting shares to be redeemed if fewer than all shares of the class or series are to be redeemed; and

•

when, where and how we must make a deposit of the redemption price in order for the shares called for redemption to be deemed no longer outstanding and the date as of which they will cease to be deemed outstanding if we comply with these provisions.

Conversion Rights

The terms and conditions, if any, upon which shares of any class or series of preferred stock will be convertible into our common stock will be set forth in the applicable prospectus supplement. These terms will include:

•	the number of shares of common stock into which the preferred stock is convertible;

•	the conversion price (or manner of calculating the conversion price);

•	the conversion period;

•	provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option;

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of such preferred stock.

Voting

The preferred stock of a class or series will not be entitled to vote, except (1) as described in the applicable prospectus supplement or (2) as required by Florida law.

Under Florida law in effect on this date of this prospectus, holders of our preferred stock will be entitled to vote as a single class on any amendment to our articles of incorporation, whether or not our articles expressly give them voting rights, if the amendment would:

•	effect an exchange or reclassification of all or part of the shares of the class into shares of another class;

•	effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class into shares of the class;

•	change the designation, rights, preferences or limitations of all or part of the shares of the class;

•	change the shares of all or part of the class into a different number of shares of the same class;

•	create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of the class;

•

increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of the class;

•	limit or deny an existing preemptive right of all or part of the shares of the class; or

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class.

Any such amendment would require the affirmative vote of a majority of the votes cast by the holders of preferred stock with respect to the amendment. However, if the amendment would create dissenters’ rights of appraisal, adoption of the amendment would require the affirmative vote of a majority of the votes entitled to be cast by the holders of preferred stock. If the amendment would affect a series of preferred stock in one or more of the ways described above in a substantially different way than any other series, the series so affected will be entitled to vote as a separate class on the amendment.

No Other Rights

The shares of a class or series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or described in the applicable prospectus supplement, set forth in the applicable amendment to our articles designating the class or series or as otherwise required by law.

Transfer Agent

The transfer agent for each series of preferred shares will be Broadridge Corporate Issuer Solutions, Inc., unless a different transfer agent is named in the applicable prospectus supplement.

Description of Depositary Shares of Regency Centers Corporation

We may, at our option, elect to offer fractional interests in shares of preferred stock or common stock rather than a full share of preferred stock or common stock. In that event, receipts (“depositary receipts”) will be issued for depositary shares, each of which will represent a fraction of a share of a particular class or series of preferred stock or common stock, as described in the applicable prospectus supplement.

Any class or series of preferred stock or common stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary for the depositary shares and summarize the material provisions of the deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock or common stock represented by such depositary share, to all the rights and preferences of the preferred stock or common stock represented thereby, including dividend and liquidation rights and any right to convert the stock into shares of our capital stock of a different class or series.

We will describe the particular terms of any depositary shares we offer in the applicable prospectus supplement. You should review the documents pursuant to which the depositary shares will be issued, which will be described in more detail in the applicable prospectus supplement.

Description of Warrants of Regency Centers Corporation

We may issue warrants, in one or more series, for the purchase of our common stock, preferred stock or depositary shares. Warrants may be issued independently or together with our common stock, preferred stock or depositary shares and may be attached to or separate from any offered securities.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants to issue shares of stock will describe the terms of those warrants, including:

•	the title and the aggregate number of warrants,

•	the stock for which each warrant is exercisable,

•	the date or dates on which the right to exercise such warrants commence and expire,

•	the price or prices at which such warrants are exercisable,

•	the currency or currencies in which such warrants are exercisable,

•	the periods during which and places at which such warrants are exercisable,

•	the terms of any mandatory or optional call provisions,

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration,

•	the identity of the warrant agent, and

•	the exchanges, if any, on which such warrants may be listed.

You should read the particular terms of the documents pursuant to which the warrants will be issued, which will be described in more detail in the applicable prospectus supplement.

Description of Purchase Contracts of Regency Centers Corporation

We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, debt or equity securities issued by us, Regency Centers, L.P. or securities of third parties or any combination of such securities at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of purchase contracts. These payments may be unsecured or prefunded on a basis to be specified in the prospectus supplement relating to the purchase contracts.

The applicable prospectus supplement will describe the terms of any purchase contract. The purchase contracts will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

Description of Units of Regency Centers Corporation

We may issue units consisting of one or more purchase contracts, warrants, shares of preferred stock, depositary shares, shares of common stock, debt securities of Regency Centers, L.P. or any combination of such securities. The applicable prospectus supplement will describe the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately. You should read the particular terms of the documents pursuant to which the units will be issued, which will be described in more detail in the applicable prospectus supplement.

SELLING SECURITY HOLDERS

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

We may sell the securities on a delayed or continuous basis through one or more agents, underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale, in negotiated transactions (including block trades), in transactions that are deemed to be “at the market” offerings as defined in Rule 415 of the Securities Act or in any other manner, as provided in the applicable prospectus supplement. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

If we use an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the applicable prospectus supplement. We will describe in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements with any underwriters, dealers and agents which may entitle them to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement for certain expenses.

Unless we specify otherwise in the related prospectus supplement, each series of securities offered will be a new issue with no established trading market. We may elect to list any series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters or agents may make a market in a series of offered securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot assure you as to the liquidity of the trading market for the securities.

If indicated in the applicable prospectus supplement, we may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions or other suitable persons to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. We may make delayed delivery with various institutions, including commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

To facilitate an offering of a series of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their respective associates may be customers of, and/or engage in transactions with and perform services for, us in the ordinary course of business.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of the securities offered by this prospectus. This summary is for general information only and is not intended to be, nor should it be construed as, tax advice.

The information in this summary is based on:

•	the Internal Revenue Code of 1986, as amended (the “Code”);

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	administrative interpretations and practices of the Internal Revenue Service (“IRS”) and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS concerning the treatment of the securities, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if so challenged.

Prospective investors are urged to consult their tax advisors regarding the tax consequences to them of:

•	the acquisition, ownership and sale or other disposition of the securities offered under this prospectus, including the federal, state, local, foreign and other tax consequences; and

•	potential changes in the tax laws.

This general discussion of certain United States federal income tax considerations may be relevant to prospective investors who acquire the securities upon their initial issuance at the issue price (which will be set forth on the cover of the related prospectus supplement) for cash and hold the securities as a “capital asset,” which generally consists of property held for investment, as defined in Code Section 1221. This discussion does not address any state, local or foreign tax consequences associated with the ownership of the securities or any federal tax consequences arising out of any tax other than income tax. In addition, this summary does not consider all of the rules which may be relevant in determining the United States federal income tax treatment of an investment in the securities based on a prospective investor’s particular circumstances. For example, this general discussion does not address tax considerations which may be applicable to prospective investors receiving special treatment under the United States federal income tax laws, including:

•	broker-dealers or dealers in securities or currencies;

•	S corporations;

•	banks, thrifts or other financial institutions;

•	regulated investment companies or REITs;

•	insurance companies;

•	tax-exempt organizations;

•	persons subject to the alternative minimum tax provisions of the Code.

•	persons who hold the securities as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	persons who hold the securities through a partnership or other pass-through entity;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons deemed to sell the securities under the constructive sale provisions of the Code;

•	persons whose “functional currency” is not the U.S. dollar;

•	except to the extent specifically discussed below, non-United States holders (as defined below);

•	United States expatriates; or

•	holders who receive our securities through the exercise of employee stock options or otherwise as compensation.

The discussion below addresses common stock and debt securities. A description of the material federal income tax consequences of the acquisition, ownership and disposition of preferred stock, depositary shares, warrants, purchase contracts, units or guarantees that we may issue will be set forth in the prospectus supplement relating to the offering of such securities.

General REIT Discussion

Regency Centers Corporation made an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1993. Regency Centers Corporation believes that it has been organized and operated in such a manner as to qualify for taxation as a REIT under the Code for such taxable year and all subsequent taxable years to date, and it intends to continue to operate in such a manner in the future. However, no assurance can be given that Regency Centers Corporation will operate in a manner so as to qualify or remain qualified as a REIT.

The following sets forth only a summary of the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders.

It is the opinion of Foley & Lardner LLP that Regency Centers Corporation has been organized in conformity with the requirements for qualification and taxation as a REIT commencing with Regency Centers Corporation’s taxable year that ended December 31, 1993 and for all subsequent taxable years to date, and its method of operation will enable it to continue to be taxed as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by Regency Centers Corporation as to factual matters including, but not limited to, those set forth below in this discussion of “Certain Material Federal Income Tax Considerations,” those concerning its business and properties, and certain matters relating to the Regency Centers Corporation’s manner of operation, is not binding on the IRS and speaks as of the date issued. Foley & Lardner LLP is not aware of any facts or circumstances that are inconsistent with these representations and assumptions. The qualification and taxation as a REIT depends upon Regency Centers Corporation’s ability to meet, through actual annual (and in some cases quarterly) operating results, the various income, asset, distribution, stock ownership and other tests discussed below, the results of which will not be reviewed by nor be under the control of Foley & Lardner LLP. Accordingly, no assurance can be given that the actual results of Regency Centers Corporation’s operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a real estate investment trust, see “— Failure to Qualify.”

Taxation of Regency Centers Corporation

As a REIT, Regency Centers Corporation generally is not subject to federal corporate income tax on its net income that is currently distributed to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from an investment in a corporation. Accordingly, income generated by us generally will be subject to taxation solely at the shareholder level upon distribution. However, Regency Centers Corporation will be subject to federal income tax in the following circumstances.

First, Regency Centers Corporation will be taxed at regular corporate rates on any REIT taxable income, including net capital gains that we do not distribute to shareholders during, or within the applicable time period after, the calendar year in which it is earned.

Second, under certain circumstances, for taxable years beginning before January 1, 2018, Regency Centers Corporation may be subject to the “corporate alternative minimum tax” on its items of tax preference which it does not distribute or allocate to its shareholders.

Third, if Regency Centers Corporation has (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by Regency Centers Corporation by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property, it will be subject to tax on such income at the highest corporate rate.

Fourth, if Regency Centers Corporation has net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax.

Fifth, if Regency Centers Corporation fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but still maintains its qualification as a REIT because other requirements are met, Regency Centers Corporation will pay a 100% tax on (1) the gross income attributable to the greater of the amount by which Regency Centers Corporation fails, respectively, the 75% or 95% gross income test, multiplied, in either case, by (2) a fraction intended to reflect Regency Centers Corporation’s profitability.

Sixth, if Regency Centers Corporation fails, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continues to qualify as a REIT because Regency Centers Corporation qualifies under certain relief provisions, it may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or it otherwise returns to compliance with the asset test.

Seventh, if Regency Centers Corporation fails to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), it nevertheless may avoid termination of its REIT’s election in such year if the failure is due to reasonable cause and not due to willful neglect, but it would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements.

Eighth, if Regency Centers Corporation should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, it will be subject to a 4% non-deductible excise tax on the excess of such required distribution over the amounts actually distributed.

Ninth, Regency Centers Corporation will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Regency Centers Corporation, its tenants, and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

Tenth, if Regency Centers Corporation acquires any asset from a C corporation (that is, a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Regency Centers Corporation’s hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and it recognizes gain on the disposition of such asset during the 5-year period (or such other period as may be provided from time to time in the Code and Treasury Regulations) beginning on the date on which such asset was acquired by it, then, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of acquisition by it over the adjusted basis in the property at such time), such gain will be subject to tax at the highest regular corporate rate applicable. The rule described above with respect to the recognition of “built-in gain” will apply assuming that an election is not made pursuant to Section 1.337(d)-7 of the Treasury Regulations to treat the asset as having been sold by the C corporation for fair market value immediately before the acquisition by it.

Eleventh, Regency Centers Corporation may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid. A non-U.S. shareholder would be taxed in the manner described below in “—U.S. Taxation of Non-U.S. Shareholders.”

Twelfth, Regency Centers Corporation may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders.

In addition, Regency Centers Corporation owns interests in multiple taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. Each taxable REIT subsidiary is treated as a separate entity for federal income tax purposes and is taxed on its income at regular corporate rates, although its results are consolidated with those of the Company for financial reporting purposes. Moreover, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes.

Requirements for Qualification as a REIT

A REIT is defined in the Code as a corporation, trust or association:

1.	which is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

4.	which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons (determined without reference to any rules of attribution);

6.

not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for “five or fewer” individuals (as defined in the Code to include certain entities);

7.	which meets certain income and asset tests described below and

8.	which makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked.

Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Regency Centers Corporation has previously issued sufficient shares to allow it to satisfy conditions (5) and (6). Regency Centers Corporation’s articles of incorporation provide restrictions regarding the transfer of its shares which are intended to assist the Company in continuing to satisfy the stock ownership requirements described in (5) and (6) above. Moreover, if Regency Centers Corporation complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, it will be treated as having met the “five or fewer” requirement. If Regency Centers Corporation were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If Regency Centers Corporation’s failure to comply was due to intentional disregard of the requirements, the penalty would be increased to $50,000. However, if Regency Centers Corporation’s failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

In addition, Regency Centers Corporation must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder.

Regency Centers Corporation owns, and intends to continue to own, its properties through its operating partnership, Regency Centers, L.P. (the “Partnership”), of which Regency Centers Corporation is the general partner and the principal limited partner. The former owners of certain Partnership properties and certain investment funds also are limited partners. The Partnership presently owns certain of its properties indirectly through other partnerships and limited liability companies (collectively with the Partnership, the “Property Partnerships”), of which the partners are the Partnership and certain third parties. In the case of a REIT which is a partner in a partnership either directly or indirectly through a qualified REIT subsidiary, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, Regency Centers Corporation’s proportionate share of the assets, liabilities and items of income of the Property Partnerships (other than certain properties held by taxable REIT subsidiaries), is treated as assets, liabilities and items of income of Regency Centers Corporation for purposes of applying the requirements described below.

Regency Centers Corporation believes that each of the Property Partnerships in which it owns an interest, directly or through another partnership or limited liability company, will be treated as partnerships or disregarded for federal income tax purposes and will not be taxable as corporations. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and Regency Centers Corporation could fail to meet the REIT income and asset tests. For a discussion of the tax consequences of failure to qualify as a real estate investment trust, see “—Failure to Qualify.”

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Regency Centers Corporation will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states. Although in the past Regency Centers Corporation owned some of its properties indirectly through qualified REIT subsidiaries, at the present time, Regency Centers Corporation does not utilize any qualified REIT subsidiaries.

A “taxable REIT subsidiary” of Regency Centers Corporation is a corporation in which it directly or indirectly owns stock and that elects, together with Regency Centers Corporation, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if a taxable REIT subsidiary of Regency Centers Corporation owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Regency Centers Corporation. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing Regency Centers Corporation to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to Regency Centers Corporation. For taxable years beginning after December 31, 2017, taxpayers, including taxable REIT subsidiaries, are subject to a limitation on their ability to deduct net business interest generally equal to 30% of adjusted taxable income, subject to certain exceptions. This provision may limit the ability of our taxable REIT subsidiaries to deduct interest, which could increase their taxable income. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

A taxable REIT subsidiary must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Although a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging facility or health care facility, it may lease or own such a facility so long as the facility is a “qualified lodging facility” or “qualified health care property” and is operated on behalf of the taxable REIT subsidiary by an “eligible independent contractor.” An “eligible independent contractor” is a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified health care properties” or “qualified lodging facilities” for any person unrelated to us.

Income Tests

In order for Regency Centers Corporation to maintain its qualification as a REIT, it must satisfy two gross income requirements annually. First, at least 75% of Regency Centers Corporation’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property”, gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property or from certain types of temporary investments.

Second, at least 95% of Regency Centers Corporation’s gross income (excluding gross income from prohibited transactions and certain real estate liability hedges) for each taxable year must be derived from any combination of income qualifying under the 75% test, dividends, and from interest, and gain from the sale or disposition of stock or securities. For purposes of this 95% gross income test, gain from the disposition of real estate includes gain from the sale of a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) even if not secured by real property or an interest in real property.

Rents received by Regency Centers Corporation qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met.

First, the amount of rent must not be based in whole or in part on the income or profits derived by any person from such property, although an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Regency Centers Corporation does not anticipate charging rent for any portion of any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts for sales, which is permitted by the Code).

Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Regency Centers Corporation does not anticipate receiving rents from such a tenant. Additionally, pursuant to the articles of incorporation, Related Tenant Owners are prohibited from acquiring constructive ownership of more than 9.8% by value of Regency Centers Corporation.

Third, rent attributable to personal property leased in connection with a lease of real property will not qualify if it is greater than 15% of the total rent received under the lease.

Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, Regency Centers Corporation is generally only allowed directly to provide services that are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, the Company may not provide “impermissible services” to tenants (except through a taxable REIT subsidiary, or through an independent contractor that bears the expenses of providing the services and from whom Regency Centers Corporation derives no revenue) without giving rise to “impermissible tenant service income,” which is nonqualifying income for purposes of the income tests. For this purpose, the amount that Regency Centers Corporation would be deemed to have received for performing any “impermissible services” will be the greater of the actual amount so received or 150% of the direct cost to Regency Centers Corporation of providing those services. If impermissible tenant service income exceeds 1% of Regency Centers Corporation’s total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of Regency Centers Corporation’s total income from the property, the services will not “taint” the other income from the property (that is, they will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property. Regency Centers Corporation provides certain services with respect to the properties that it believes complies with the “usually or customarily rendered” requirement. Regency Centers Corporation will hire independent contractors from whom it derives no income to perform such services or utilize the taxable REIT subsidiaries to perform such services, to the extent that the performance of such services by Regency Centers Corporation would cause amounts received from its tenants to be excluded from rents from real property.

The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Regency Centers Corporation does not expect to derive significant amounts of interest that would fail to qualify under the 75% and 95% gross income tests. If Regency Centers Corporation receives interest income with respect to a mortgage loan that is secured by both real and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that it agreed to acquire the mortgage loan or on the date it modified the loan (if the modification is treated as “significant modification” for tax purposes), the interest income will be apportioned between the real property and the other collateral, and the income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. However, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the mortgage loan is a qualifying asset for the 75% asset test (discussed below) and the related interest income qualifies for purposes of the 75% gross income test.

Regency Centers Corporation’s share of any dividends received from corporate subsidiaries (and from other corporations in which it owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Regency Centers Corporation does not anticipate that it will receive sufficient dividends to cause it to exceed the limit on nonqualifying income under the 75% gross income test.

From time to time, Regency Centers Corporation or the Partnership have entered, and in the future may enter, into hedging transactions with respect to one or more of its assets or liabilities. These hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” are excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. Regency Centers Corporation and the Partnership intend to structure any hedging transactions in a manner that does not jeopardize Regency Centers Corporation’s qualification as a REIT.

If we have entered into a qualifying hedging transaction as described above (an “Original Hedge”), and a portion of the hedged indebtedness is extinguished or the related property is disposed of and in connection with such extinguishment or disposition we enter into a new clearly identified hedging transaction that would counteract the original hedging transaction (a “Counteracting Hedge”), income from the Original Hedge and income from the Counteracting Hedge (including gain from the disposition of the Original Hedge and the Counteracting Hedge) will not be treated as gross income for purposes of the 95% and 75% gross income tests.

Distributions received by Regency Centers Corporation from taxable REIT subsidiaries of their earnings do not qualify under the 75% gross income test. Regency Centers Corporation believes that the aggregate amount of the distributions from taxable REIT subsidiaries together with all other non-qualifying income in any taxable year will not cause it to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

Regency Centers Corporation believes that it has satisfied the 75% and 95% gross income tests for taxable years ended prior to the date of this prospectus and intends to operate in such a manner so as to satisfy such tests in the future. If Regency Centers Corporation fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if Regency Centers Corporation’s failure to meet those tests is due to reasonable cause and not willful neglect; and following its identification of such failure for any taxable year, a schedule of the sources of Regency Centers Corporation’s income is filed in accordance with regulations prescribed by the Secretary of the Treasury. It is not possible to state whether in all circumstances Regency Centers Corporation would be entitled to the benefit of those relief provisions. Even if the relief provisions apply, Regency Centers Corporation would pay a 100% tax on (1) the gross income attributable to the greater of the amount by which it fails, respectively, the 75% or 95% gross income test, multiplied, in either case, by (2) a fraction intended to reflect its profitability.

If Regency Centers Corporation has net income from “prohibited transactions,” that income will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. While Regency Centers Corporation has undertaken a significant number of asset sales in recent years, it does not believe that those sales should be considered prohibited transactions, but there can be no assurance that the IRS would not contend otherwise.

Asset Tests

To maintain its qualification as a REIT, Regency Centers Corporation, at the close of each quarter of its taxable year, must also satisfy five tests relating to the nature of its assets. First, at least 75% of the value of Regency Centers Corporation’s total assets must be represented by real estate assets (including (i) its allocable share of real estate assets which are held by the Partnership or other Property Partnerships or which are held by “qualified REIT subsidiaries” of Regency Centers Corporation and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Regency Centers Corporation), cash, cash items and government securities). Qualifying assets for purposes of the 75% asset test include (i) personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property,”, (ii) debt instruments issued by publicly offered REITs and (iii) shares (or transferable certificates of beneficial interest) in other real estate investment trusts. Second, not more than 25% of the value of Regency Centers Corporation’s total assets may be represented by securities other than those in the 75% asset class. Third, except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the 75% test described above, (a) the value of any one issuer’s securities that Regency Centers Corporation owns may not exceed 5% of the value of Regency Centers Corporation’s total assets; (b) Regency Centers Corporation may not own more than 10% of any one issuer’s outstanding voting securities; and (c) Regency Centers Corporation may not own more than 10% of the value of the outstanding securities of any one issuer. Fourth, no more than 20% of Regency Centers Corporation’s total value (for taxable years beginning after July 30, 2008 and before December 31, 2017, 25% of Regency Centers Corporation’s total value) may be comprised of securities of one or more taxable REIT subsidiaries. Fifth, not more than 25% of the value of Regency Center Corporation’s total assets may be represented by debt instruments issued by publicly offered REITs to the extent not secured by real property or interests in real property.

For purposes of the 10% value test, the term “securities” does not include:

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“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which the Company or any controlled taxable REIT subsidiary hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of Regency Centers Corporation’s interest as a partner in the partnership.

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Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test.

The Partnership owns 100% of the outstanding capital stock of each taxable REIT subsidiary. Regency Centers Corporation believes that the aggregate value of its taxable REIT subsidiaries does not presently exceed 20% (or for taxable years beginning after July 30, 2008 and before December 31, 2017, did not exceed 25%) of the aggregate value of Regency Centers Corporation’s gross assets. No independent appraisals have been obtained to support Regency Centers Corporation’s estimate of value, however, and Foley & Lardner LLP, in issuing its opinion on Regency Centers Corporation’s qualification as a REIT, is relying on the Regency Centers Corporation’s representation as to the limited value of the stock interests in the taxable REIT subsidiaries.

The Partnership owns directly or indirectly shares (or transferable certificates of beneficial interest) in other REITs, which shares or other interests represent in excess of ten percent (10%) of the value and voting rights of these other REITs. These REITs must satisfy all of the income, asset, distribution and other requirements described in this discussion. In the event that any of these other REITs were to fail to qualify as a REIT for federal income tax purposes, these shares or other interests would cease to be a real estate asset for purposes of the asset tests. In the event that one of the relief provisions described below was not available in this instance, Regency Centers Corporation would not satisfy the REIT asset tests and would cease to qualify as a REIT.

After initially meeting the asset tests at the close of any quarter, Regency Centers Corporation will not lose its status as a REIT if it fails to satisfy the 25%, 20%, and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Regency Centers Corporation intends to maintain adequate records of the value of its assets to maintain compliance with the asset tests and would attempt to take any available actions within 30 days after the close of any quarter in an effort to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation of which it becomes aware within that period. If Regency Centers Corporation failed to cure noncompliance with the asset tests within this time period, it would cease to qualify as a REIT. See “— Failure to Qualify.”

If Regency Centers Corporation fails to satisfy one or more of the asset tests for any quarter of a taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under certain provisions of the Code. Those relief provisions generally are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of Regency Centers Corporation’s total assets or $10 million, and the failure is corrected within six months following the quarter in which it was discovered, or (ii) the failure is due to ownership of assets that exceed the amount in (i) above, the failure is due to reasonable cause and not due to willful neglect, Regency Centers Corporation files a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Secretary of the Treasury, the failure is corrected within six months following the quarter in which it was discovered, and Regency Centers Corporation pays a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or the Company otherwise returns to compliance with the asset test. Regency Centers Corporation may not qualify for the relief provisions in all circumstances.

Annual Distribution Requirements

Regency Centers Corporation, in order to qualify as a REIT, is required to distribute dividends (other than capital gains dividends) to its shareholders in an amount at least equal to: (a) the sum of (i) 90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and its net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property; minus (b) the sum of certain items of non-cash income. Such distribution must be paid in the taxable year to which it relates, or in the following taxable year if declared before Regency Centers Corporation timely files its tax return for such prior year and if paid on or before the first regular dividend payment date after such declaration. To the extent that Regency Centers Corporation does not distribute (or is not treated as having distributed) all of its net capital gain or distributes (or is treated as having distributed) at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Regency Centers Corporation may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If Regency Centers Corporation makes this election, a “Capital Gains Designation,” it would pay tax on its retained net long-term capital gains. In addition, to the extent Regency Centers Corporation makes a Capital Gains Designation, a U.S. Shareholder generally would: (i) include its proportionate share of its undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of its taxable year falls (subject to certain limitations as to the amount that is includable); (ii) be deemed to have paid the capital gains tax imposed on Regency Centers Corporation on the designated amounts included in the U.S. Shareholder’s long-term capital gains; (iii) receive a credit or refund for the amount of tax deemed paid by it; (iv) increase the adjusted basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and (v) in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS. If Regency Centers Corporation should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year (other than capital gain income that it elects to retain and pay tax on) and (iii) any undistributed taxable income from prior periods (other than capital gains from such years it elected to retain and pay tax on), Regency Centers Corporation will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

Regency Centers Corporation intends to make timely distributions sufficient to satisfy this annual distribution requirement in the future. It is possible that Regency Centers Corporation, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and the actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at the taxable income of Regency Centers Corporation, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In addition, the Tax Cuts and Jobs Act (the “2017 Tax Act”) amends the Code such that (i) income must be accrued for U.S. federal income tax purposes no later than when such income is taken into account as revenue in our financial statements, subject to certain exceptions, which could also create timing differences between net taxable income and the receipt of cash attributable to such income and (ii) the deductibility of “business interest” for all entities is subject to new limitations, which may be elected out of by certain real property trades or businesses. To the extent we do not make such an election, our taxable income may exceed cash available for distribution (and with respect to our taxable REIT subsidiaries, impact the amount of taxes paid). In the event that such timing differences occur, in order to meet the 90% distribution requirement, Regency Centers Corporation may find it necessary to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, Regency Centers Corporation may be able to rectify a failure to meet the distribution requirement for a certain year by paying “deficiency dividends” to shareholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, Regency Centers Corporation may be able to avoid being taxed on amounts distributed as deficiency dividends; however, it will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Relief from Other Failures of the REIT Qualification Provisions

If Regency Centers Corporation fails to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), it nevertheless may avoid termination of its REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and it pays a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. Regency Centers Corporation may not qualify for this relief provision in all circumstances.

Failure to Qualify

If Regency Centers Corporation fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Regency Centers Corporation will be subject to tax (including, for taxable years beginning before January 1, 2018, any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Such a failure could have an adverse effect on the market value and marketability of the common stock. Distributions to shareholders in any year in which Regency Centers Corporation fails to qualify will not be deductible by it nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as dividends. Shareholders taxed as individuals may be eligible for the reduced U.S. federal income tax rate of up to 20% on such dividends. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Regency Centers Corporation will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether Regency Centers Corporation would be entitled to such statutory relief.

Taxation of Taxable Domestic Shareholders

As used in this section, the term U.S. shareholder means a holder of shares who is (i) a citizen or resident of the United States, (ii) a domestic corporation or other entity treated as a corporation for federal income tax purposes, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust. If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our shares, you are urged to consult your tax advisor regarding the consequences of the acquisition, ownership and disposition of our shares by the partnership.

So long as Regency Centers Corporation qualifies as a REIT, distributions to U.S. shareholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends generally will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. In addition, dividends paid to a U.S. shareholder will generally not qualify for the 20% tax rate for qualified dividend income. The maximum tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 37%. However, under the 2017 Tax Act, the effective tax rate on ordinary REIT dividends for U.S. shareholders of our common shares that are individuals, estates or trusts is effectively reduced by permitting such holders to claim a deduction in determining their taxable income equal to 20% of any such dividends they receive. The deduction is set to sunset and will no longer be available after 2025. However, dividends, other than capital gain dividends, that are (i) attributable to income on which Regency Centers Corporation was subject to tax in the previous taxable year at the corporate level, either because it did not distribute such income or such income consists of gains from certain assets acquired from C corporations, including as a result of the conversion of a C corporation to a REIT, or (ii) attributable to dividends received by Regency Centers Corporation from non-REIT corporations, such as taxable REIT subsidiaries, during the current taxable year will be taxable, to the extent designated by Regency Centers Corporation, to individual stockholders at the current maximum rate of 20% applicable to qualified dividend income. Distributions in excess of Regency Centers Corporation’s current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder’s shares. Rather, the distributions will reduce the adjusted tax basis of the shares. Distributions that exceed the U.S. shareholder’s adjusted tax basis in Regency Centers Corporation’s shares will be taxable as capital gains. If Regency Centers Corporation declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, Regency Centers Corporation will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

Regency Centers Corporation may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held Regency Centers Corporation’s shares. Designations that Regency Centers Corporation makes only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If Regency Centers Corporation designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099–DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, Regency Centers Corporation may designate all or part of its net capital gain as “undistributed capital gain.” Regency Centers Corporation will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder (1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; (2) will be deemed to have paid its proportionate share of the tax paid by Regency Centers Corporation on such undistributed capital gains and receive a credit or refund to the extent that the tax the Company paid exceeds the U.S. shareholder’s tax liability on the undistributed capital gain; and (3) in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Regency Centers Corporation’s earnings and profits will be adjusted appropriately.

Regency Centers Corporation will classify portions of any designated capital gain dividend or undistributed capital gain as either: (1) a 20% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or (2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

In addition, dividends paid to, and capital gains recognized by, certain U.S. shareholders that are individuals, estates or trusts may be subject to a 3.8% Medicare tax.

Distributions that Regency Centers Corporation makes and gain arising from the sale or exchange by a U.S. shareholder of its shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from Regency Centers Corporation generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. Regency Centers Corporation will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain or represent tax preference items to be taken into account for purposes of computing the alternative minimum tax liability of the shareholders. U.S. shareholders may not include in their individual income tax returns any of Regency Centers Corporation’s net operating losses or capital losses. Regency Centers Corporation’s operating or capital losses would be carried over by Regency Centers Corporation for potential offset against future income, subject to applicable limitations.

Upon any taxable sale or other disposition of shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between: (1) the amount of cash and the fair market value of any property received on the sale or other disposition and (2) the holder’s adjusted tax basis in the shares for tax purposes.

This gain or loss will be a capital gain or loss. The applicable tax rate will depend on the shareholder’s holding period for the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder’s tax bracket. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Shareholders are urged to consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 21% on capital gain from the sale of the Company’s shares. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from Regency Centers Corporation that were required to be treated as long-term capital gains. In addition, individuals, estates or trusts whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our shares.

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt shareholder has not held its common shares as “debt financed property” within the meaning of the Code, distributions from Regency Centers Corporation will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Code or has used the shares in a trade or business.

However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in Regency Centers Corporation will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt shareholders should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Code Section 501(a), and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Code Section 401(a) are referred to below as “pension trusts.”

A REIT is a pension held REIT if it meets the following two tests: (1) it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and (2) either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

The percentage of any REIT dividend from a “pension held REIT” treated as UBTI is equal to the ratio of UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception for pension trusts. Based on both Regency Centers Corporation’s current share ownership and the limitations on transfer and ownership of shares contained in Regency Centers Corporation’s organizational documents, we do not expect to be classified as a pension held REIT.

U.S. Taxation of Non-U.S. Shareholders

As used in this section, the terms “non-U.S. shareholder” means a holder of shares that is not a U.S. person for U.S. federal income tax purposes. Regency Centers Corporation’s distributions to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by Regency Centers Corporation of “U.S. real property interests” nor designated by Regency Centers Corporation as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of the Company’s current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. shareholder’s basis in Regency Centers Corporation’s shares will be taxable to a non-U.S. shareholder as gain from the sale of shares, which is discussed below. Distributions in excess of current or accumulated earnings and profits of the Company that do not exceed the adjusted tax basis of the non-U.S. shareholder in Regency Centers Corporation’s shares will reduce the non-U.S. shareholder’s adjusted tax basis in the shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

Regency Centers Corporation expects to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless: (1) a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN or Form W-8BEN-E evidencing eligibility for that reduced treaty rate with Regency Centers Corporation; or (2) the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with Regency Centers Corporation claiming that the distribution is effectively connected income. In any event, we may be required to withhold 15% of any such distributions in excess of current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on receipt of such distribution. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Capital gain distributions to the holders of Regency Centers Corporation’s common shares that are attributable to Regency Centers Corporation’s sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as (i) Regency Centers Corporation’s common shares continue to be regularly traded on an established securities market and (ii) the non-U.S. shareholder did not own more than 10% of Regency Centers Corporation’s common shares during the taxable year. As a result, non-U.S. shareholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

If Regency Centers Corporation’s common shares cease to be regularly traded on an established securities market or the non-U.S. shareholder owned more than 10% of Regency Centers Corporation’s common shares during the taxable year, capital gain distributions that are attributable to Regency Centers Corporation’s sale of real property would be subject to tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).

Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. Regency Centers Corporation must withhold and remit to the Internal Revenue Service 21% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 21% of a distribution that could have been designated as a capital gain dividend. A non-U.S. shareholder may receive a credit against its FIRPTA tax liability for the amount Regency Centers Corporation withholds.

Although the law is not clear on the matter, it appears that amounts Regency Centers Corporation designates as undistributed capital gains in respect of the common shares held by U.S. shareholders generally should be treated for non-U.S. shareholders in the same manner as actual distributions by Regency Centers Corporation of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting from reporting the capital gain their proportionate share of the tax paid by Regency Centers Corporation on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by Regency Centers Corporation were to exceed their actual United States federal income tax liability.

Gain recognized by a non-U.S. shareholder upon the sale or exchange of Regency Centers Corporation’s shares generally would not be subject to United States taxation unless: (1) the investment in Regency Centers Corporation’s shares is effectively connected with the conduct of the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders as to any gain; (2) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or (3) Regency Centers Corporation’s shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

Regency Centers Corporation’s shares will not constitute a U.S. real property interest if Regency Centers Corporation is a “domestically controlled qualified investment entity.”

Regency Centers Corporation will be a domestically-controlled qualified investment entity if, at all times during the 5 year period, preceding a sale or exchange of stock, less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders. Regency Centers Corporation believes that it currently is a domestically controlled qualified investment entity . Because Regency Centers Corporation’s shares are publicly traded, however, it cannot guarantee that it is or will remain a domestically controlled qualified investment entity . Even if Regency Centers Corporation does not qualify as a domestically controlled qualified investment entity at the time a non-U.S. shareholder sells its shares, gain arising from the sale still would not be subject to FIRPTA tax if: (1) the class or series of shares sold is considered regularly traded under applicable treasury regulations on an established securities market, such as the New York Stock Exchange; and (2) the selling non-U.S. shareholder owned, actually or constructively, 10% or less of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

There are additional exemptions from FIRPTA applicable to “qualified shareholders” and “qualified foreign pension plans.” Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. This exception does not apply to the extent that certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor) hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)).

In addition, a sale of our stock by a “qualified shareholder” who holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA. As with distributions, this exception does not apply to the extent that certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)).

A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of section 894, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. In addition, a sale of our stock by a “qualified foreign pension fund” that holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA.

A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

If gain on the sale or exchange of Regency Centers Corporation’s shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax as to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Foreign Account Tax Compliance Act

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act and regulations and rules issued thereunder (collectively, “FATCA”) may impose withholding tax on certain types of payments made to “foreign financial institutions” and “non-financial foreign entities” as defined in the Code and applicable Treasury regulations. FATCA generally imposes a U.S. federal withholding tax of 30% on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to (i) a foreign financial institution, whether such foreign financial institution is the beneficial owner or an intermediary, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. If the country in which the payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, the payee may be permitted to report to that country instead of the United States, and the intergovernmental agreement may otherwise modify the requirements described in this paragraph. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our common stock, which may be relied upon by taxpayers until final regulations are issued. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

Other Tax Consequences

Regency Centers Corporation and its security holders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Regency Centers Corporation and its security holders may not conform to the federal income tax consequences discussed above. Consequently, prospective security holders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the securities.

Backup Withholding

U.S. Shareholders

Regency Centers Corporation will report to its domestic shareholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to dividends paid unless such shareholder (a) is a corporation or another form of entity exempt from backup withholding and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide Regency Centers Corporation with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, Regency Centers Corporation may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to it.

Non-U.S. Shareholders

Generally, information reporting will apply to payments of distributions on Regency Centers Corporation’s shares, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of Regency Centers Corporation shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of Regency Centers Corporation shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Certain Material Federal Income Tax Consequences of Debt Securities

As the term is used in this section, a “United States holder” is a beneficial holder of securities and who is:

•	an individual citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our debt securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our debt securities, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our debt securities by the partnership.

Taxation of Interest. The taxation of interest on a debt security depends on whether the interest constitutes qualified stated interest (as defined below). Interest that constitutes qualified stated interest is includible in a United States holder’s income as ordinary interest income when actually or constructively received, if such holder uses the cash method of accounting for federal income tax purposes, or when accrued, if such holder uses an accrual method of accounting for federal income tax purposes. Interest that does not constitute qualified stated interest is included in a United States holder’s income under the rules described below under “Original Issue Discount,” regardless of such holder’s method of accounting. Notwithstanding the foregoing, interest that is payable on a debt security with a fixed maturity of one year or less from its issue date (a “Short-Term Note”) is included in a United States holder’s income under the rules described below under “Short-Term Notes.”

Optional Redemption. Debt securities issued pursuant to this prospectus may or may not be redeemable. If the debt securities are redeemable, we will specify that in the applicable prospectus supplement. If we redeem or otherwise repurchase the debt securities, we may be obligated to pay additional amounts in excess of stated interest and the principal amount (or, if the debt securities are issued with OID, the adjusted issue price). Unless specified otherwise in the applicable prospectus supplement related to any such redeemable debt securities, we intend to take the position that any redeemable debt securities should not be treated as contingent payment debt instruments because of this additional payment. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the debt securities, that such additional amounts will be paid. Assuming such position is respected, a United States holder would be required to include in income the amount of any such additional payment at the time such payment is received or accrued in accordance with such United States holder’s method of accounting for United States federal income tax purposes. If the IRS successfully challenged our position, and any redeemable debt securities were treated as contingent payment debt instruments, United States holders could be required to accrue interest income at a rate higher than the stated interest rate on the debt securities and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a debt security. United States holders are urged to consult their tax advisors regarding the potential application to any redeemable debt securities of the contingent payment debt instrument rules and the consequences thereof.

Fixed Rate Debt Securities. Interest on a fixed rate debt security will generally constitute qualified stated interest if the interest is unconditionally payable, or will be constructively received under Code Section 451, in cash or in property (other than debt instruments issued by us) at least annually at a single fixed rate. If a debt security bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such debt security (e.g., debt securities with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such debt security or any “true” discount on such debt security (i.e., the excess of the debt security’s stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the excess of the stated interest over any qualified stated interest on the debt security is treated as original issue discount rather than qualified stated interest.

Original Issue Discount. Original issue discount (“OID”) with respect to a debt security is the excess, if any, of the debt security’s “stated redemption price at maturity” over the debt security’s “issue price.” A debt security’s stated redemption price at maturity is the sum of all payments provided by the debt security (whether designated as interest or as principal) other than payments of qualified stated interest. The issue price of a debt security is the first price at which a substantial amount of the debt securities in the issuance that includes such debt security is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

As described more fully below, United States holders of debt securities with OID that mature more than one year from their issue date generally will be required to include such OID in income as it accrues in accordance with the constant yield method described below, irrespective of the receipt of the related cash payments. A United States holder’s tax basis in a debt security is increased by each accrual of OID and decreased by each payment other than a payment of qualified stated interest.

The amount of OID with respect to a debt security will be treated as zero if the OID is less than an amount equal to .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (or, in the case of a debt security that provides for payment of any amount other than qualified stated interest prior to maturity, the weighted average maturity of the debt security). If the amount of OID with respect to a debt security is less than that amount, the OID that is not included in payments of stated interest is generally included in income as capital gain as principal payments are made. The amount includible with respect to a principal payment equals the product of the total amount of OID and a fraction, the numerator of which is the amount of such principal payment and the denominator of which is the stated principal amount of the debt security.

In the case of OID with respect to a fixed rate debt security, the amount of OID includible in the income of a United States holder for any taxable year is determined under the constant yield method, as follows. First, the “yield to maturity” of the debt security is computed. The yield to maturity is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the debt security (including payments of qualified stated interest), produces an amount equal to the issue price of the debt security. The yield to maturity is constant over the term of the debt security and, when expressed as a percentage, must be calculated to at least two decimal places.

Second, the term of the debt security is divided into “accrual periods.” Accrual periods may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

Third, the total amount of OID on the debt security is allocated among accrual periods. In general, the OID allocable to an accrual period equals the product of the “adjusted issue price” of the debt security at the beginning of the accrual period and the yield to maturity of the debt security, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a debt security at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the debt security is its issue price, increased by the amount of OID previously includible in the gross income of any holder and decreased by the amount of any payment previously made on the debt security other than a payment of qualified stated interest. For purposes of computing the adjusted issue price of a debt security, the amount of OID previously includible in the gross income of any holder is determined without regard to “premium” and “acquisition premium,” as those terms are defined below under “Premium and Acquisition Premium.”

Fourth, the “daily portions” of OID are determined by allocating to each day in an accrual period its ratable portion of the OID allocable to the accrual period.

A United States holder includes in income in any taxable year the daily portions of OID for each day during the taxable year that such holder held the debt securities. In general, under the constant yield method described above, United States holders will be required to include in income increasingly greater amounts of OID in successive accrual periods.

Other Rules. Certain debt securities having OID may be redeemed prior to maturity or may be repayable at the option of the holder. Such debt securities may be subject to rules that differ from the general rules discussed above relating to the tax treatment of OID. Purchasers of such debt securities with a redemption feature are urged to consult their tax advisors with respect to such feature since the tax consequences with respect to OID will depend, in part, on the particular terms and the particular features of the purchased debt security.

The Treasury regulations relating to the tax treatment of OID contain certain language (“aggregation rules”) stating in general that, with some exceptions, if more than one type of debt security is issued in connection with the same transaction or related transactions, such debt securities may be treated as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any OID. Unless otherwise provided in the applicable prospectus supplement, we do not expect to treat different types of debt securities as being subject to the aggregation rules for purposes of computing OID.

Market Discount. If a United States holder acquires a debt security having a maturity date of more than one year from the date of its issuance and has a tax basis in the debt security that is, in the case of a debt security that does not have OID, less than its issue price (or, in the case of a subsequent purchase, its stated redemption price at maturity), or, in the case of a debt security that has OID, less than its adjusted issue price (as defined above under “Original Issue Discount”) as of the date of acquisition, the amount of such difference is treated as “market discount” for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity of the debt security multiplied by the number of complete years to maturity (from the date of acquisition).

Under the market discount rules of the Code, a United States holder is required to treat any principal payment (or, in the case of a debt security that has OID, any payment that does not constitute a payment of qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, partial principal payments are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If such debt security is disposed of by a United States holder in certain otherwise non-taxable transactions, accrued market discount must be included as ordinary income by the United States holder as if the holder had sold the debt security at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A United States holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a debt security-by-debt security basis and is irrevocable.

With respect to debt securities with market discount, a United States holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such debt securities. A United States holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A United States holder’s tax basis in a debt security will be increased by the amount of market discount included in the holder’s income under the election.

Premium and Acquisition Premium. If a United States holder purchases a debt security for an amount in excess of the sum of all amounts payable on the debt security after the date of acquisition (other than payments of qualified stated interest), the holder will be considered to have purchased the debt security with “premium” equal to the amount of such excess, and generally will not be required to include any OID in income. Generally, a United States holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above (see “Original Issue Discount”), over the remaining term of the debt security (where the debt security is not redeemable prior to its maturity date). In the case of debt securities that may be redeemed prior to maturity, the premium is calculated assuming that we or the United States holder will exercise or not exercise the redemption rights in a manner that maximizes the United States holder’s yield. A United States holder who elects to amortize bond premium must reduce such holder’s tax basis in the debt security by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt instruments owned by the holder on the first day of the taxable year to which such election first applies and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

If a United States holder purchases a debt security issued with OID at an “acquisition premium,” the amount of OID that the United States holder includes in gross income is reduced to reflect the acquisition premium. A debt security is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (a) less than or equal to the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest and (b) greater than the debt security’s “adjusted issue price” (as described above under “Original Issue Discount”).

If a debt security is purchased at an acquisition premium, the United States holder reduces the amount of OID otherwise includible in income during an accrual period by an amount equal to (i) the amount of OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted basis of the debt security immediately after its acquisition by the purchaser over the adjusted issue price of the debt security and the denominator of which is the excess of the sum of all amounts payable on the debt security after the purchase date, other than payments of qualified stated interest, over the debt security’s adjusted issue price.

As an alternative to reducing the amount of OID otherwise includible in income by this fraction, the United States holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

Short-Term Notes. A Short-Term Note will be treated as having been issued with OID if the stated redemption price at maturity exceeds the issue price of the debt security. United States holders that report income for federal income tax purposes on an accrual method and certain other United States holders, including banks and dealers in securities, are required to include OID in income on such Short-Term Notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. Any interest payable on the obligation (other than OID) is included in gross income as it accrues.

United States holders of Short-Term Notes who use the cash method of accounting and certain other United States holders are not required to accrue OID for federal income tax purposes, unless the holder elects to do so, with the consequence that the reporting of such income is deferred until it is received. In the case of a United States holder that is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of a Short-Term Note is ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, United States holders that are not required, and do not elect, to include OID in income currently are required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry a Short-Term Note in an amount not exceeding the deferred interest income with respect to such Short-Term Note (which includes both the accrued OID and accrued interest that is payable but has not been included in gross income), until such deferred interest income is realized. A United States holder of a Short-Term Note may elect to apply the foregoing rules (except for the rule characterizing gain on sale, exchange or retirement as ordinary) with respect to “acquisition discount” rather than OID. Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the United States holder’s basis in the Short-Term Note. This election applies to all obligations acquired by the taxpayer on or after the first day of the first taxable year to which such election applies, unless revoked with the consent of the IRS. A United States holder’s tax basis in a Short-Term Note is increased by the amount included in such holder’s income on such a debt security.

Election to Treat All Interest as OID. United States holders may elect to include in gross income all interest that accrues on a debt security, including any stated interest, acquisition discount, OID, market discount, de minimis OID, de minimis market discount and unstated interest (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method described above under “Original Issue Discount.” Such an election for a debt security with amortizable bond premium will result in a deemed election to amortize bond premium for all debt instruments owned on the first day of the taxable year to which such election first applies and all debt instruments later acquired by the United States holder with amortizable bond premium and may be revoked only with the permission of the IRS. Similarly, such an election for a debt security with market discount will result in a deemed election to accrue market discount in income currently for such debt security and for all other debt instruments acquired by the United States holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the permission of the IRS. A United States holder’s tax basis in a debt security will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

Integration of Debt Securities with Other Financial Instruments. Any United States holder of debt securities that also acquires or has acquired any financial instrument which, in combination with such debt securities, would permit the calculation of a single yield to maturity, may in certain circumstances treat such debt securities and such financial instrument as an integrated debt instrument for purposes of the Code, with a single determination of issue price and the character and timing of income, deductions, gains and losses. For purposes of determining OID, none of the payments under the integrated debt instrument will be treated as qualified stated interest.

Sale or Exchange of Debt Securities. A United States holder generally will recognize gain or loss upon the sale or exchange of a debt security equal to the difference between the amount realized upon such sale or exchange and the United States holder’s adjusted basis in the debt security. The adjusted basis in the debt security generally will equal the cost of the debt security, increased by OID, acquisition discount or market discount previously included in respect thereof, and reduced (but not below zero) by any payments on the debt security other than payments of qualified stated interest and by any premium that the United States holder has taken into account. The amount realized by the United States holder will not include any amount attributable to accrued but unpaid qualified stated interest, which will be treated as a payment of interest. Generally, any gain or loss will be capital gain or loss, except as provided under “Market Discount” and “Short-Term Notes.”

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 20%. These rates are subject to change by new legislation at any time.

In addition, individuals, estates and trusts whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on certain net investment income from a variety of sources. For this purpose, net investment income generally includes, among other things, interest on and capital gains from the sale or other disposition of debt securities. United States holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of debt securities.

Information Reporting and Backup Withholding. Backup withholding at the applicable statutory rate may apply when United States holders receive interest payments on a debt security (including any OID) or proceeds from the sale or other disposition of a debt security. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to any United States holder that provides a social security or other taxpayer identification number in the prescribed manner unless:

•	the IRS notifies us or our paying agent that the taxpayer identification number provided is incorrect;

•

the United States holder fails to report interest (including any OID) and dividend payments received on the holder’s tax return and the IRS notifies us or our paying agent that backup withholding is required; or

•	the United States holder fails to certify under penalty of perjury that backup withholding does not apply to the holder.

A United States holder of debt securities who does not provide us or our paying agent with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. If backup withholding does apply to a United States holder, that holder may request a refund of the amounts withheld or use the amounts withheld as a credit against the holder’s United States federal income tax liability as long as the United States holder provides the required information to the IRS. United States holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

We will be required annually to furnish the IRS and holders of debt securities information relating to the amount of interest paid on the debt securities, and information reporting may also apply to payments of proceeds from the sale of the debt securities by those holders. Some United States holders generally are not subject to information reporting.

Non-United States Holders This section applies to non-United States holders of the debt securities. The term “non-United States holder” means a beneficial owner of a debt security that is not a United States holder, as defined above.

The rules governing United States federal income taxation of the purchase, ownership and disposition of our debt securities by non-United States holders are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-United States holder in light of its particular circumstances and does not address any state, local or foreign tax consequences. We urge non-United States holders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the purchase, ownership and disposition of our debt securities, including any reporting requirements.

Payments of Interest. Except as described under “Foreign Account Tax Compliance Act” below, interest (including any OID) paid to a non-United States holder will not be subject to United States federal income or withholding tax if the interest is not effectively connected with the non-United States holder’s conduct of a trade or business within the United States, and the non-United States holder:

•	does not actually or constructively own a 10% or greater interest in our capital or profits;

•	is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Code Section 864(d)(4);

•	is not a bank that received such debt securities on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

provides the appropriate certification as to the holder’s foreign status. This certification requirement generally can be met by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or appropriate substitute form to us or our paying agent. If the debt securities are held through a financial institution or other agent acting on behalf of the non-United States holder, such holder may be required to provide appropriate documentation to the agent. The agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If a non-United States holder does not qualify for an exemption under these rules, interest income from the debt securities may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time such interest is paid. The payment of interest effectively connected with a United States trade or business, however, would not be subject to a 30% withholding tax so long as the non-United States holder provides us or our paying agent an adequate certification (currently on IRS Form W-8ECI), but such interest would be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if the payment of interest is effectively connected with a foreign corporation’s conduct of a United States trade or business, that foreign corporation may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, a non-United States holder must provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E before the payment of interest and the non-United States holder may be required to obtain a United States taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Optional Redemption. If we redeem or otherwise repurchase the debt securities, we may be obligated to pay additional amounts in excess of stated interest and the principal amount (or, if the debt securities are issued with OID, the adjusted issue price). We intend to treat any such amounts paid to a non-United States holder pursuant to any such redemption or repurchase as additional amounts paid for the debt securities, subject to the rules described below in “—Sale, Exchange or Other Taxable Disposition of Debt Securities.”

Sale, Exchange or Other Taxable Disposition of Debt Securities. Except as described under “Foreign Account Tax Compliance Act” below, a non-United States holder generally will not be subject to United States federal income tax on any amount that constitutes capital gain upon a sale, exchange, redemption, retirement or other taxable disposition of a debt security, unless either of the following is true:

•	the investment in the debt securities is effectively connected with the non-United States holder’s conduct of a United States trade or business; or

•

the non-United States holder (i) is a nonresident alien individual holding the debt securities as a capital asset, (ii) is present in the United States for 183 or more days in the taxable year within which the sale, exchange or other taxable disposition takes place, and (iii) certain other requirements are met.

If you are a holder described in the first bullet point above, the net gain derived from the retirement or disposition of your debt securities generally would be subject to United States federal income tax at the rate applicable to United States persons generally (or lower applicable treaty rate). In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the debt securities is effectively connected with the foreign corporation’s conduct of a United States trade or business. If you are a holder described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the retirement or disposition of your debt securities, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

Backup Withholding and Information Reporting. Backup withholding and information reporting generally will not apply to payments made to a non-United States holder with respect to the debt securities, provided that we do not have actual knowledge or reason to know that the non-United States holder is a U.S. person and the holder has given us the statement described above under “Non-United States Holders—Payments of Interest.” In addition, a non-United States holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of debt securities within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, or the non-United States holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to a non-United States holder the amount of, and the tax withheld with respect to, any interest (including any OID) paid to the non-United States holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States holder resides.

A non-United States holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s United States federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. Non-United States holders of debt securities should consult their tax advisors regarding the application of backup withholding and information reporting in their particular situation, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a note. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

Tax Consequences of Floating Rate, Variable Rate and Contingent Payment Debt Securities.

A description of the material federal income tax consequences of the acquisition, ownership and disposition of variable rate, floating rate or contingent payment debt securities that we may issue in the future will be set forth in the prospectus supplement relating to the offering of such debt securities.

LEGAL MATTERS

The validity of the securities to which this prospectus relates and certain tax matters described under “Certain Material Federal Income Tax Considerations” will be passed upon for us by Foley & Lardner LLP, Jacksonville, Florida.

EXPERTS

The consolidated financial statements of Regency Centers Corporation and Regency Centers, L.P. as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements refers to a change in the accounting for leases.

Regency Centers, L.P.

$                         % Notes due

Guaranteed as to the Payment of Principal and Interest by

Regency Centers Corporation

PROSPECTUS SUPPLEMENT

May     , 2020

Joint Book-Running Managers

Wells Fargo Securities	BofA Securities	J.P. Morgan